Exhibit 10.8

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

Share Purchase Agreement

between

Möller-Bornemann GmbH,

Wülfing Vermögensverwaltung GbR,

BWK GmbH Unternehmensbeteiligungsgesellschaft,

(as Sellers)

and

ITT Germany Holdings GmbH

(as Purchaser)

dated 14 October 2012

regarding the sale and purchase of all shares

in Joh. Heinr. Bornemann GmbH with seat in Obernkirchen

4.2	Closing conditions	24

4.3	Cooperation in merger control proceedings	25

4.4	Acts to be performed on the Closing Date	26

Clause 5 Sellers’ Guarantees		27

5.1	Existence and authority of the Sellers	28

5.2	Shares	30

5.3	Legal situation of the Bornemann Entities	31

5.4	Financial statements for 2011	32

5.5	Assets	33

5.6	Intangible property rights	35

5.7	Approvals, compliance with the law, environment	37

5.8	Litigation	38

5.9	Employees	39

5.10	Material contracts	41

5.11	Insurance	44

5.12	Product liability	44

5.13	Liabilities in connection with the sale of the shares	45

5.14	Conduct of business since 31 December 2011	45

5.15	Completeness of Information	46

5.16	No other guarantees or warranties

Clause 6 Purchaser’s Guarantees		48

6.1	Existence and authority of the Purchaser	48

6.2	Financing	48

6.3	Purchase for the Purchaser’s own account	48

Clause 7 Further obligations of the Parties		48

7.1	Conduct of business until the Closing Date	48

7.2	Information obligations until the Closing Date	51

7.3	Resignation from office and formal approvals (Entlastungen)	51

7.4	Non-competition clause	52

7.5	Non-disclosure	53

7.6	Guarantee [*]	53

7.7	Other duties of co-operation	54

7.8	Termination of Contracts	55

Clause 8 Liability		55

8.1	Damages	55

8.2	Value adjustments and accruals in the Economical Effective Date Statements	58

8.3	Awareness of the Purchaser, disclosure	59

8.4	De minimis and maximum liability	60

8.5	Limitation period	61

8.6	Procedure in case of warranty claims	61

8.7	Exclusion of further claims	63

Clause 9 Taxes		64

9.1	Tax Guarantees	64

9.2	Indemnification obligation of the Sellers	65

9.3	Tax refund	70

9.4	Allocation of Taxes	72

9.5 Co-operation in Tax matters		73

9.6	Miscellaneous	77

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Clause 10 Rescission of this Share Purchase Agreement		77

10.1	Grounds for rescission	77

10.2	Declaration of rescission	78

10.3	Other rights of rescission	78

10.4	Consequences of a rescission	78

Clause 11 Final provisions		78

11.1	Notices	78

11.2	Confidentiality	80

11.3	Costs	81

11.4	Ancillary agreements; Amendments	81

11.5	Assignment; Third party rights	82

11.6	Governing law; Place of jurisdiction	82

11.7	Interpretation and definitions	83

11.8	Joint exercise of rights; Joint declarations	83

11.9	Severability clause	84

List of Annexes1

Annex P.6	Bornemann Subsidiaries
Annex 1.4	Shareholders’ resolutions for the assignment of the shares
Annex 2.1 (b)	Liquid Funds, Financial Debt, Working Capital
Annex 2.2 (b)-1	Sellers Guarantee
Annex 2.2 (b)-2	Trust Agreement
Annex 3.4	Draft letter commissioning the expert
Annex 4.4 (a)	Share assignment agreement
Annex 5	List of persons assigned to the respective Sellers
Annex 5.3 (c)	Further shareholdings
Annex 5.4-1	Financial statements
Annex 5.4-2	Additional information regarding the consolidated financial statements of Bornemann GmbH for the year ended 31 December 2011
Annex 5.5 (b)	Assets provided as collateral
Annex 5.5 (c)-1	Real property
Annex 5.5 (c)-2	Real property – missing approvals
Annex 5.6 (a)	Industrial property rights
Annex 5.6 (c)-1	IP agreements granting the Bornemann Entities a right of use
Annex 5.6 (c)-2	IP agreements granting third parties a right of use
Annex 5.6 (e)	Legal disputes over industrial property rights
Annex 5.6 (f)	Infringement of industrial property rights
Annex 5.6 (g)	Remuneration for employee inventions
Annex 5.7 (a)	Missing approvals
Annex 5.7 (b)	Violations of law
Annex 5.7 (c)	Pre-existing contamination, environmental pollution
Annex 5.8 (a)	Legal disputes, proceedings
Annex 5.9 (a)	List of managing directors (Geschäftsführer) and important employees
Annex 5.9 (b)	Collective bargaining agreements and shop agreements
Annex 5.9 (d)	Pension commitments etc.
Annex 5.9 (e)	Settlement agreements etc.
Annex 5.9 (f)	Employee representative bodies
Annex 5.10 (a)-1	Material contracts

[1]	Annexes are omitted. The contents of any annex will be furnished suplementally to the Securities and Exchange Commission upon request.

Annex 5.10 (a)-2	List of countries
Annex 5.10 (c)	Violations of contracts
Annex 5.10 (d)	Change-of-Controll Clauses
Annex 5.10 (h)	Certain customers and suppliers
Annex 5.11	Insurances
Annex 5.12	Product liability
Annex 5.14	Certain measures taken since the previous balance sheet date
Annex 7.1	Financial plan and investment plan
Annex 7.3	Members of the advisory board (Beirat)
Annex 7.9	IP-Rights to be registered
Annex 8.1 (a)	Customers
Annex 8.3 (a)	Persons attributable to the Sellers

List of Definitions

Defined term	Provision
Actuarial Reports	Clause 5.9 (d)
Banking Day	Clause 11.7
Working Capital	Clause 2.1 (b)
Bornemann GmbH	Recital (1)
Bornemann Shareholding Ratio	Recital (4)
Bornemann Business	Recital (5)
Bornemann Entity or Entities	Recital (6)
Bornemann Group	Recital (6)
Bornemann IP Rights	Clause 5.6 (a)
Bornemann Employees	Clause 5.9 (a)
Bornemann Subsidiaries	Recital (6)
BWK	Introduction, Party (3)
BWK Shares	Recital (4)
BWK Trust Amount	Clause 2.2 (b)
Data Room Documents	Clause 8.3 (b)
Third Party Claim	Clause 8.6 (b)
Due Diligence Documents	Clause 8.3 (b)
EbnerStolz	Clause 3.1
Final Purchase Price	Clause 2.2 (b)
Financial Debt	Clause 2.1 (b)
Indemnifiable Taxes	Clause 9.2 (a)
Guarantees	Clause 5 (Introduction)
German GAAP	Clause 3.2
Information Memorandum	Clause 5.15 (b)
IP-Rights	Clause 5.6 (a)
IP-Agreements	Clause 5.6 (c)
Purchaser Claims	Clause 2.2 (b)
Purchaser’s Group	Clause 9.2 (b)
Purchaser	Introduction, Party (4)
Purchase Price Adjustment	Clause 3.1
Share Purchase Agreement	Introduction
Liquid Funds	Clause 2.1 (b)
Management Presentation	Clause 8.3 (b)
Möller-Bornemann	Introduction, Party (1)
Möller-Bornemann Shares	Recital (2)

Möller-Bornemann Trust Amount	Clause 2.2 (b)
Non-required Tax Liabilities or Tax Accruals	Clause 9.3 (b)
Party or Parties	Introduction
Pension Schemes	Clause 5.9 (d)
Relevant Audit	Clause 9.5 (a)
Relevant Proceeding	Clause 9.5 (a)
Hazardous Material	Clause 5.7 (c)
Tax Annex	Clause 3.1
Tax Authority	Clause 9.2 (a)
Tax Returns	Clause 9.1 (a)
Tax Indemnification Claim	Clause 9.2 (b)
Tax Guarantees	Clause 9.1
Taxes	Clause 9.2 (a)
Tax Advance Claim	Clause 2.1 (b)
Tax Benefit	Clause 9.2 (b)
Economical Effective Date	Clause 1.3 (b)
Economical Effective Date Statements	Clause 3.1
Subsidies	Clause 5.10 (a) (10)
Trust Amount	Clause 2.2 (b)
Trustee	Clause 2.2 (b)
Trust Account	Clause 2.2 (b)
Environment	Clause 5.7 ©
Environmental Permit	Clause 5.7 (c)
Environmental Law	Clause 5.7 (c)
Immediately Payable Purchase Price	Clause 2.2 (b)
Enterprise Value	Clause 2.1 (a)
VDD Reports	Clause 8.3 (c)
Affiliate	Clause 11.7
Seller(s)	Introduction
Sold Shares	Recital (4)
Seller’s Guarantee	Clause 2.2 (b)
Closing Date	Clause 4.1
Preliminary Purchase Price	Clause 2.2 (a)
Pre-Economical Effective Date Period	Clause 9.2 (a)
Pre-Economical Effective Date Taxes	Clause 9.2 (a)
Contamination	Clause 5.7 (c)
Material Bornemann Entity or Entities	Recital (6)
Material Agreements	Clause 5.10 (a)
Wülfing Shares	Recital (3)
Wülfing Trust Amount	Clause 2.2 (b)
Wülfing Vermögensverwaltung	Introduction, Party (2)

This Share Purchase Agreement (the “Share Purchase Agreement”) is concluded by and between

(1)	Möller-Bornemann GmbH, a limited liability company incorporated under German law, registered in the commercial register of the local court (Amtsgericht) of Freiburg i. Br., Germany, under HR B 702217 (“Möller-Bornemann”);

(2)	Wülfing Vermögensverwaltung GbR, a civil-law partnership (Gesellschaft bürgerlichen Rechts) under German law with headquarters in Simonswald, Germany, with the partners Andrea Wülfing (née Meier-Kulenkampff), Christoph Wülfing, Ferdinand Wülfing, and Peter Wülfing (“Wülfing Vermögensverwaltung”); and

(3)	BWK GmbH Unternehmensbeteiligungsgesellschaft, a limited liability company incorporated under German law, registered with the commercial register of the local court of Stuttgart, Germany, under HR B 13988 (“BWK”),

(BWK, Möller-Bornemann and Wülfing Vermögensverwaltung are collectively also referred to as the “Sellers” and each of them as a “Seller”);

and

(4) ITT Germany Holdings GmbH, a limited liability company incorporated under German law, registered with the commercial register of the local court of Darmstadt, Germany, under HR B 90561 (the “Purchaser”).

The Sellers and the Purchaser are hereinafter collectively referred to as the “Parties” and each of them as a “Party”.

Recitals

(1)	The Sellers are the sole shareholders of Joh. Heinr. Bornemann GmbH, a limited liability company incorporated under German law, registered with the commercial register of the local court of Stadthagen, Germany, under HR B 2314 (“Bornemann GmbH”). Bornemann GmbH has a nominal capital of EUR 5,115,500.00, divided into 15 shares. Bornemann GmbH does not hold own shares.

(2)

Möller-Bornemann holds a total of five shares in Bornemann GmbH, thereof one share in the amount of EUR 2,056,000.00 (share number 1), one share in the amount of EUR 300.00 (share number 2), one share in the amount of EUR 450,000.00 (share number 3), one share in the amount of EUR 153,000.00 (share number 4), and one share in the amount of EUR 51,150.00 (share number 15) (collectively the “Möller-Bornemann Shares”). Möller-Bornemann’s shareholding in the nominal capital of Bornemann GmbH therefore totals EUR 2,710,450.00, which corresponds to an aggregate interest of approx. 52.985%.

(3)	Wülfing Vermögensverwaltung holds a total of two shares in Bornemann GmbH, each of which amounts to EUR 51,150.00 (share numbers 13 and 14) (collectively the “Wülfing Shares”). Wülfing Vermögensverwaltung’s shareholding in the nominal capital of Bornemann GmbH therefore totals EUR 102,300.00, which corresponds to an aggregate interest of approx. 2%.

(4)	BWK holds a total of eight shares in Bornemann GmbH, thereof one share in the amount of EUR 1,893,000.00 (share number 5), six shares in the amount of EUR 51.150,00 each (share numbers 6, 7, 8, 9, 10 and 11), as well as one share in the amount of EUR 102,850.00 (share number 12) (collectively the “BWK Shares” and together with the Möller-Bornemann Shares and the Wülfing Shares the “Sold Shares”). BWK’s shareholding in the nominal capital of Bornemann GmbH therefore totals EUR 2,302,750.00, which corresponds to an aggregate interest of approx. 45.015%. The ratio among the shareholdings of Möller-Bornemann, Wülfing Vermögensverwaltung and BWK is hereinafter referred to as the “Bornemann Shareholding Ratio”.

(5)	Bornemann GmbH manufactures and distributes machinery of any kind, mainly pumps as well as plastics and elastomeric products. This business operated by Bornemann GmbH together with the Bornemann Subsidiaries in the form it is operated today is hereinafter in its entirety referred to as the “Bornemann Business”; however, this term neither includes the transactions contemplated by this Agreement nor any potential intentions of the Purchaser.

(6)	The companies listed in Annex P.6 are either indirectly or directly solely owned by Bornemann GmbH, or Bornemann GmbH indirectly or directly holds a majorityinterest in these companies; they are hereinafter collectively referred to as the “Bornemann Subsidiaries” and together with Bornemann GmbH as the “Bornemann Group” or the “Bornemann Entities”, each of them a “Bornemann Entity”. Bornemann GmbH and those Bornemann Subsidiaries which are marked in bold type and italics in Annex P.6 are hereinafter collectively also referred to as the “Material Bornemann Entities”, each of them a “Material Bornemann Entity”.

(7)	The Sellers wish to sell their entire shareholdings in Bornemann GmbH, and the Purchaser wishes to purchase these shareholdings, in each case as further set out in this Share Purchase Agreement.

The Parties therefore agree as follows:

Clause 1

Object of sale and purchase

1.1	Sale and purchase of the shares

(a)	Möller-Bornemann hereby sells the Möller-Bornemann Shares to the Purchaser, which hereby accepts this offer to purchase.

(b)	Wülfing Vermögensverwaltung hereby sells the Wülfing Shares to the Purchaser, which hereby accepts this offer to purchase.

(c)	BWK hereby sells the BWK Shares to the Purchaser, which hereby accepts this offer to purchase.

(d)	The Purchaser shall only be obliged to purchase all Sold Shares together.

1.2	Assignment of the shares

The Sellers undertake to assign the Sold Shares, which each of them sells, all together to the Purchaser on the Closing Date pursuant to Clause 4.1.

1.3	Profit participation right and Economical Effective Date

(a)	The Sold Shares are sold and assigned together with all rights and obligations attaching to them, including the right to receive profits for the current financial year which started on 1 January 2012.

(b)	The effective date of the sale relevant for the calculation of the Purchase Price shall be [*] 2012 (hereinafter also referred to as the “Economical Effective Date”).

1.4	Consent requirements

The Sellers have passed the shareholders’ resolutions required for the assignment of the shares pursuant to the articles of association (Satzung) of Bornemann GmbH attached as Annex 1.4 to this Share Purchase Agreement.

Clause 2

Purchase price

2.1	Amount of the Purchase Price

(a)	The Purchase Price of the Sold Shares shall be equal to the aggregate of

(i)	EUR 206,000,000.00 (in words: two hundred and six million Euro) (the “Enterprise Value”);

(ii)	plus the Liquid Funds defined below, and

(iii)	less the Financial Debt defined below;

(iv)	plus the amount by which the Working Capital (as defined below) exceed the amount of EUR 51,000,000.00, or less the amount by which such Working Capital falls short of the amount of EUR 50,000,000.00.

(b)	In this Share Purchase Agreement

(i)	“Liquid Funds” means exclusively as recorded in the Economical Effective Date Statements any and all of

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(x)	the following cash funds and other liquid or comparable funds of the Bornemann Group and indicated in more detail including the balance sheet item and its outline numbering in Annex 2.1 (b)-1:

•	cash on hand and on deposit with the Federal Reserve Bank, cash at banks, in each case available for unrestricted use (including fixed-term deposits irrespective of their term);

•

cheques, money market fund units or other securities which can be returned at any time without any major price risks or which can be traded on a securities exchange or on a regulated market; as well as

(y) the total amount of advance payments on taxes made prior to or on the Effective Date for the year 2012 exceeding the fictitious total amount of taxes due pro rata for the period from 1 January 2012 until and including the Effective Date, calculated in accordance with Clause 9.4 (the “Tax Advance Claim”);

(ii)	“Financial Debt” means
•

exclusively those interest-bearing liabilities of the Bornemann Group which arise from loans from banks and other credit institutions as well as from loans from (former and current) members of the management and top executives of Bornemann GmbH, which are recorded in the Economical Effective Date Statements and listed in Annex 2.1 (b); Annex 2.1 (b) also specifies the balance sheet item and its outline numbering to which these items were booked;

•	wage taxes and social security contributions relating to the period until and including the Effective Date and which have not been paid on the Effective Date;

•	severance costs for former managing directors and expenses related thereto; and

•

pension liabilities and similar liabilities arising from pension grants and the grant of comparable benefits for old age, sickness or invalidity (including corresponding provisions for such liabilities) in the amount of EUR 11,800,000.00.

For the purposes of this Share Purchase Agreement, any and all other liabilities shall not be treated as Financial Debt. In particular, Financial Debt shall not include

•	other tax liabilities;

•	derivatives (e.g., hedging);

•	liabilities from guarantees, sureties, letters of comfort (Patronatserklärungen);

•	trade accounts payable; and

•	provisions for one of the aforementioned items.

(iii)	“Working Capital” means

•	exclusively the following

•	inventories (raw materials and supplies, unfinished goods or services, finished goods or services, inventories of subsidiaries)

•	advance payments on orders, as far as they are included in the inventories, and

•	trade receivables,

which are recorded in the Economical Effective Date Statements and listed in Annex 2.1 (b); Annex 2.1 (b) also specifies the balance sheet item and its outline numbering to which these items were booked, and

•	less exclusively the following

•	trade payables

•	prepayments received on orders, as far as they are deducted from inventories;

•	provisions for unpaid invoices,

which are recorded in the Economical Effective Date Statements and listed in Annex 2.1 (b); Annex 2.1 (b) also specifies the balance sheet item and its outline numbering and – regarding provisions for outstanding liabilities and charges – accounts to which these items were booked;

(c)	Liquid Funds, Financial Debt and Working Capital of Bornemann Subsidiaries in which Bornemann GmbH neither directly nor indirectly holds a share of 100% shall be included in the Purchase Price Adjustment only on a pro rata basis in line with the actual shareholdings (calculation on a look-through basis).

(d)	The Purchase Price shall be divided among the Sellers in compliance with the Bornemann Shareholding Ratio, i.e., Möller-Bornemann shall receive a share of 52.985% of the Purchase Price, Wülfing Vermögensverwaltung a share of 2% of the Purchase Price, and BWK a share of 45.015% of the Purchase Price.

(e)	2.2	Preliminary	Purchase Price and payment on the Closing Date

(a)	When informing the Purchaser of the Purchase Price Adjustment pursuant to Clause 3.1, no later, however, than eight Banking Days before the Closing Date, the Sellers shall notify the Purchaser of the Purchase Price that results from the Purchase Price Adjustment pursuant to Clause 3.1 together with the relevant underlying calculations and figures. The Purchaser and its advisers shall be given reasonable opportunity to verify the calculations of the amounts provided by the Sellers and to negotiate in good faith a potential adjustment of the amounts and the Purchase Price Adjustment, taking into account the short time period remaining until the Closing. In case that there is any disagreement which cannot be settled until the fifth Banking Day prior to Closing, the Sellers’ calculation shall prevail other than in case of obvious calculation errors (the amount so determined hereinafter referred to as the “Preliminary Purchase Price”).

(b)	On the Closing Date the Purchaser shall pay to the Sellers the Preliminary Purchase Price or, should the Final Purchase Price have already been calculated on the Closing Date pursuant to Clauses 3.3 or 3.4 (hereinafter referred to as the “Final Purchase Price”), the Final Purchase Price; in each case payment shall be made as follows:

(i)

To the extent that the Sellers announce at least 5 Banking Days prior to the Closing Date and deliver on the Closing Date to the Purchaser a guarantee on first demand substantially in the form of Annex 2.2 (b)-1 (the “Seller’s Guarantee”), which is provided by a German major commercial bank or German savings bank for the Trust Amount allocated pursuant to the Bornemann Shareholding Ratio to the relevant Seller and is used to secure possible claims of the Purchaser against the Sellers for breach of Guarantees pursuant to Clause 5 of this Share Purchase Agreement (the “Purchaser’s Claims”), i.e. EUR 1,589,550 to secure potential Purchaser Claims against Möller-Bornemann (the “Möller-Bornemann Trust Amount”), EUR 60,000 to secure potential Purchaser Claims against Wülfing Vermögensverwaltung (the “Wülfing Trust Amount”) and EUR 1,350,450 to secure potential Purchaser Claims against BWK (the “BWK Trust Amount”), the Purchaser has to pay to the Sellers a total amount equal to the Preliminary Purchase Price or, if on the Closing Date the Final Purchase Price is already determined (this amount directly payable to the Sellers on the Closing Date the “Immediately Payable Purchase Price”) an amount corresponding to the Bornemann Shareholding

Ratio, i.e. 52.985% of the Immediately Payable Purchase Price to Möller-Bornemann, 2% of the Immediately Payable Purchase Price to Wülfing Vermögensverwaltung and 45.015% of the Immediately Payable Purchase Price to BWK.

(ii)	To the extent that one or numerous Sellers fail to announce the delivery of Seller’s Guarantees at the latest 5 Banking Days prior to the Closing Date or fail to deliver the Seller’s Guarantees on the Closing Date, the Purchaser has to

•

pay on an account indicated by O&R Oppenhoff & Rädler AG Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft (the “Trustee”) to the Purchaser before the Closing Date (the “Trust Account”) each the Möller-Bornemann Trust Amount, the Wülfing Trust Amount and the BWK Trust Amount (together the “Trust Amount”) following closer instructions of a trust agreement, which has to be entered into with the Sellers, who do not deliver a Seller’s Guarantee, and shall have the principle form of Annex 2.2 (b)-2 as attached hereto. The Trust Amount serves exclusively to secure potential claims of the Purchaser based on breach of the guarantees contained in Clause 5 of this Purchase Agreement (the “Purchaser Claims”) against the relevant Sellers, each up to the amount of the Möller-Bornemann Trust Amount, the Wülfing Trust Amount and/or the BWK Trust Amount.Each of the Sellers shall be at any time entitled to claim at its own cost, in accordance with the terms of the trust agreement, payment by the Trustee of the Trust Amount attributable to such Seller in accordance with the Bornemann Shareholding Ratio against delivery of a guarantee payable on first request by a German major commercial bank or German savings bank covering the Trust Amount attributable to such Seller in accordance with the Bornemann Shareholding Ratio and substantially in the form at Annex 2.2. (b).1.

•

to the Sellers an aggregate amount equal to the Preliminary Purchase Price less the Trust Amount, or, should the Final Purchase Price have already been calculated on the Closing Date, an amount equal to the Final Purchase Price less the Trust Amount (this amount immediately payable to the Sellers on the Closing Date hereinafter referred to as the “Immediately Payable Purchase

Price”), in accordance with the Bornemann Shareholding Ratio, i.e. 52.985% of the Immediately Payable Purchase Price to Möller-Bornemann, 2% of the Immediately Payable Purchase Price to Wülfing Vermögensverwaltung and 45.015% of the Immediately Payable Purchase Price to BWK.

For purposes of clarification: The Purchaser has to pay the Möller-Bornemann Trust Amount, the Wülfing Trust Amount and the BWK Trust Amount in each case only once, either when a Seller’s guarantee is granted directly to the relevant Seller or to the Trustee for this Seller. The Immediately Payable Purchase Price is therefore determined by the delivery or failure of delivery of the Seller’s Gurantee.

(c)

For the period from (and including) the Economical Effective Date up to (and excluding) the date of payment, but in any event no longer than until the 60th calendar day following the Economic Effective Date, or if later, 5 Banking Days after the day on which the condition listed in Clause 4.2 (a) is met, interest shall accrue on the Preliminary Purchase Price or the Final Purchase Price payable pursuant to Clause 2.2 (b) at a rate of 2% per annum. The interest shall be calculated on an actual/360 day count basis and shall be payable by the Purchaser to the Sellers on the Closing Date together with the Immediately Payable Purchase Price, in accordance with the Bornemann Shareholding Ratio.

2.3	Payment of the adjustment

(a)	If the Preliminary Purchase Price was paid on the Closing Date and if the Final Purchase Price exceeds the Preliminary Purchase Price, the Purchaser shall pay the difference to the Sellers in accordance with the Bornemann Shareholding Ratio, i.e., the Purchaser shall pay 52.985% of the difference to Möller-Bornemann, 2% to Wülfing Vermögensverwaltung, and 45.015% to BWK.

(b)	If the Preliminary Purchase Price was paid on the Closing Date and if the Final Purchase Price is lower than the Preliminary Purchase Price, the Sellers shall repay the difference to the Purchaser in accordance with the Bornemann Shareholding Ratio, i.e., 52.985% of the difference shall be paid by Möller-Bornemann, 2% by Wülfing Vermögensverwaltung, and 45.015% by BWK. The Sellers shall not be jointly and severally liable for the difference; rather, they shall be liable only to the extent of their interests stipulated in the preceding sentence.

(c)	Any and all payments pursuant to Clause 2.3 (a) or (b) shall be due within ten Banking Days following the calculation of the Final Purchase Price pursuant to Clause 3.

(d)	For the period from (and including) the Closing Date up to (and excluding) the date of payment, interest shall accrue on any outstanding amount owed pursuant to Clause 2.3 (a) or (b) at a rate of 2% per annum. The interest shall be calculated on an actual/360 day count basis and shall be payable together with the payment on which it accrues.

2.4	Terms of payment; Legal consequences of late payment; Exclusion of set-off and retention rights

(a)	The amounts to be paid pursuant to this Clause 2 shall be remitted irrevocably without any cost deductions (notwithstanding any costs charged by the receiving bank) on the respective due date with same-day value date in the form of immediately available funds in euros to the following accounts of the Parties and to the Trust Account:

(i)	account for payments to Möller-Bornemann

[*]

Bankleitzahl [*]

Kontonummer [*];

(ii)	account for payments to Wülfing Vermögensverwaltung

[*]

Bankleitzahl [*]

Kontonummer: [*];

(iii)	account for payments to BWK

[*]

Bankleitzahl: [*]

Kontonummer: [*];

(iv)	account for payments to the Purchaser

[*]

bank routing number [*]

account number: [*];

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(v)	account for payments to the Trust Account to be agreed upon on the trust agreement.

Each Party may designate an account deviating from the above account with a notice period of 5 Banking Days by notice to all other Parties.

(b)	Pursuant to section 4 no. 8 f) of the German VAT Act (Umsatzsteuergesetz – UStG), the Purchase Price shall not be subject to value added tax. The Sellers undertake not to opt for value added tax pursuant to section 9 para. 1 of the German VAT Act. Should any value added tax nevertheless be payable on the Purchase Price, be it due to amendments of law or for other reasons, the Purchaser shall (i) pay such value added tax in addition to the Purchase Price or (ii) pay such value added tax to the competent tax authority, which shall not lead to a reduction of the Purchase Price, if and to the extent that (x) in case of (i) above such value added tax is owed to the Tax Authority (as defined below) by the Sellers, or (y) in case (ii) above such value added tax is owed to the Tax Authority (as defined below) by the Purchaser, with the restriction that in case (i) above the Sellers do not have to pay the value added tax in addition and in case (ii) above the Purchase Price is reduced by the value added tax, if such value added tax is or has been triggered because the Sellers’ (or one or some Sellers) opted for value added tax contrary to the undertaking in the second sentence of this § 2.4 (b). In this case the Sellers undertake to issue without undue delay a proper invoice in line with the value added tax act, the corresponding guidelines and other administrative guidance.

(c)	Should any payment due pursuant to this Clause 2 not be made in time, the Party to which the payment is due shall be entitled to charge interest at a rate of 4% per annum from the due date without having to furnish proof of the default in payment. The interest shall be calculated on an actual/360 day count basis. This shall not affect any further claims for default in payment.

(d)	With a view to any payment obligations under this Clause 2, the Parties shall be entitled to set off or withhold payments only to the extent to which the counterclaims have been acknowledged in writing by the relevant Party, or have been acknowledged by a binding decision of a court or arbitral tribunal.

Clause 3

Economical Effective Date Statements

3.1	Preparation and audit

The Sellers have already caused the management of Bornemann GmbH to draw up consolidated financial statements (balance sheet, profit and loss account) of the Bornemann Group as at the Economical Effective Date (hereinafter referred to as the “Economical Effective Date Statements”) and to have these statements audited by the auditing firm Ebner Stolz Mönning & Bachem (“EbnerStolz”)). The Sellers shall without undue delay after the conclusion of this Agreement cause the management of Bornemann GmbH to draw up an annex to the Economical Effective Date Statements in which all Taxes payable by the Bornemann Entities to any Tax Authority, which are covered by any liability or provision shown in the Economical Effective Date Statements, are specifically set out as regards their respective merits and their respective amount (“Tax Annex”) and to have this Tax Annex audited by EbnerStolz. The Sellers shall provide the Purchaser with the Economical Effective Date Statements together with the audit opinion issued by EbnerStolz, the underlying single-entity financial statements of the individual Bornemann Entities as at the Economical Effective Date, the Tax Annex and the calculation of the Purchase Price adjusted pursuant to Clause 2.1 (hereinafter the “Purchase Price Adjustment”) as soon as possible, no later, however, than within 45 calendar days from the conclusion of this Share Purchase Agreement. The preparation of the Economical Effective Date Statements shall be preceded by taking an inventory as at the Economical Effective Date. The Sellers shall grant the Purchaser and its agents the opportunity to participate in the inventory-taking process, unless this process has already been completed before the conclusion of this Share Purchase Agreement. The Sellers and the Purchaser shall [*] EbnerStolz [*] in connection with the audit of the Economical Effective Date Statements of the Tax Annex.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.2	Accounting principles

The Economical Effective Date Statements shall be prepared in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch – HGB) and the in each case applicable German generally accepted accounting principles (together “German GAAP”) applied consistently with past practice. The Purchaser acknowledges the accounting policies, procedures and principles used for preparation of the annual accounts of the Bronemann Entities and the consolidated annual accounts of Bornemann GmbH, each as of 31 December 2011, including those applicable to taking of inventory. The Parties agree that in the Economical Effective Date Statements no provisions shall be reflected for restructuring and similar measures that have not yet been resolved upon but which are only intended by the Purchaser. The preparation shall proceed on the assumption that the Economical Effective Date coincides with the end of a financial year.

3.3	Audit

Should the Purchaser be of the opinion that the Economical Effective Date Statements have not been prepared in compliance with the principles referred to in Clause 3.2, or that the Tax Annex does not correctly show the Taxes which are covered by liabilities and provisions of the Economical Effective Date Statements, or that the Purchase Price Adjustment pursuant to Clause 3.1 does not correspond to this Share Purchase Agreement, the Purchaser shall be entitled to notify the Sellers thereof in writing within one month following Closing but at least two month following receipt of the documents referred to in Clause 3.1, specifying the balance sheet items and the individual items concerned and the amounts which, in the opinion of the Purchaser, need to be adjusted. The notification must explain in reasonable detail the reasons for each objection. Should the Purchaser fail to raise objections against the Economical Effective Date Statements presented, or against the Tax Annex by the Sellers, or against the Purchase Price Adjustment of the Sellers, in time or not raise such objections at all, for the purposes of this Share Purchase Agreement these shall be deemed to have been finally accepted by the Purchaser with binding effect.

3.4	Settlement of disputes, expert opinion

Should the Parties prove unable to settle disputes regarding the Economical Effective Date Statements and/or the Tax Annex and/or the Purchase Price Adjustment within four weeks from the Sellers’ receipt of the notification pursuant to Clause 3.3, such disputes shall be resolved with final and binding effect on all Parties upon request of either Party by a neutral auditor acting as an expert (Schiedsgutachter) (rather than as an arbitrator

(Schiedsrichter)) on the basis of the principles and rules stipulated in Clauses 2 and 3. Should the parties fail to agree on an expert within this period, the chairman of the board of directors (Vorstand) of the German Institute of Certified Public Accountants (Institut der Wirtschaftsprüfer e. V—IdW) in Düsseldorf, Germany, shall decide upon the expert upon request of either party. The expert so determined can be commissioned jointly by all Parties or by just one Party in the name of all Parties. The expert shall fulfil his or her duties on the basis of a contractual agreement that either largely corresponds to the draft letter commissioning the expert attached as Annex 3.4 or that is agreed upon by all Parties together with the expert. In rendering its decision, the expert shall be instructed to remain within the range of values allocated by the Parties to each item in dispute. The decision taken by the expert shall be binding upon the Parties as stipulated in section 319 para. 1 of the German Civil Code. The expert shall also decide on the allocation of its fees between the Sellers and the Purchaser on a pro rata basis according to the degree to which they were successful or not according to the expert’s decision.

3.5	Access rights

Before the Closing Date the Sellers shall grant the Purchaser, its agents and the expert access to all documents and information that is, in the reasonable discretion of the Purchaser, relevant to reviewing the Economical Effective Date Statements, and shall enable the Purchaser, its agents and the expert to talk to the managing directors (Geschäftsführer) and all relevant employees of the Bornemann Entities and EbnerStolz (releasing EbnerStolz from any confidentiality duties) and shall procure that the managing directors and employees of the Bornemann Entities provide all reasonable assistance required by the Purchaser. After the Closing Date the Purchaser shall grant the Sellers, their respective agents and the expert access to all documents and information relevant to drawing up of or – in case of objections by the Purchaser – deciding on disagreements regarding the Economical Effective Date Statements, and shall enable the Sellers, their respective agents and the expert to talk to the managing directors and all relevant employees of the Bornemann Entities and to EbnerStolz (releasing EbnerStolz from any confidentiality duties), and the Purchaser shall procure that the managing directors and employees of the Bornemann Entities provide all reasonable assistance required by the Sellers.

Clause 4

Closing

4.1	Closing Date

Eight Banking Days after the transmission of the documents mentioned in Clause 3.1 (audited Economic Effective Date Accounts and Purchase Price Adjustment) to the Purchaser, but not earlier than on the fifth Banking Day after the day on which the condition referred to in Clause 4.2 (a) is satisfied, while in case of a materialization of any events listed in Clause 4.2 (b) the Purchaser may abstain from Closing altogether. Closing of this Share Purchase Agreement shall occur through performance of the acts specified in Clause 4.4. Closing shall occur in the offices of Hengeler Mueller in Düsseldorf, starting at 8.00 a.m. The Parties shall be free to agree upon another Closing Date or place. In this Share Purchase Agreement the day on which Closing of this Share Purchase Agreement occurs is referred to as the “Closing Date”.

4.2	Closing conditions

(a)	The obligation of each Party to the perform the acts at Closing of this Share Purchase Agreement shall be subject to the condition precedent that the implementation of the merger project pursuant to section 41 of the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen – GWB) is permissible.

(b)	No event has occurred which results in [*] of Bornemann GmbH in Obernkirchen.

(c)	As far as legally permissible, each Party whose obligation is subject to a closing condition shall be entitled to waive this condition. All closing conditions shall be deemed to have been satisfied upon Closing pursuant to Clauses 4.1 and 4.4 of this Share Purchase Agreement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.3	Cooperation in merger control proceedings

(a)	The Parties shall cooperate closely and use their best efforts to ensure that the closing condition referred to in Clause 4.2 (a) is satisfied as soon as possible. The Purchaser shall notify the German Federal Cartel Office (Bundeskartellamt) of the merger project established by this Share Purchase Agreement without undue delay, no later, however, than within eight Banking Days from the notarisation of this Share Purchase Agreement. The Sellers shall provide the Purchaser with all assistance and information on the Bornemann Group required by the Purchaser for the notification or by merger control authorities. The Purchaser shall consult with the Sellers and their advisors before submitting notifications, pleadings, statements and other letters to the responsible competition authorities and shall, subject to the last sentence of this Clause 4.3 (a) provide the Sellers and their advisors with drafts for review and comments in a timely manner. The Purchaser shall, subject to the last sentence of this Clause 4.3 (a), (i) allow the Sellers and their advisers to take part in all major meetings or conferences held with authority representatives with regard to the transaction set out in this Share Purchase Agreement and (ii) shall forward to the Sellers copies of all notices, pleadings and other correspondence concerning this project between the Purchaser and the competition authorities without undue delay. If and to the extent the aforementioned files and documents could, in the reasonable opinion of the Purchaser, possibly lead to a disclosure of sensitive information from a competition point of view to the Sellers, the Purchaser shall blank out the relevant information in the files and documents intended for the Sellers and shall make them available only to the legal advisors of the Sellers subject to their professional duty of secrecy as attorneys.

(b)

The Purchaser undertakes to accept and to fulfil any and all obligations, conditions and commitments that the responsible competition authorities deem to be a prerequisite for approving the transaction provided that such obligations, conditions or commitments do not and will not, in the reasonable opinion of the Purchaser, materially negatively prejudice the operation of the business as conducted by any Bornemann Entity or by the Purchaser or an Affiliate of the Purchaser. Irrespective of the foregoing, the Purchaser shall in no event be obliged to accept any obligations, conditions or commitments to fully or partly divest the business of the Bornemann Entities, of the Purchaser or Affiliates of the Purchaser, save and except for the [*]. No Party shall be obliged to appeal against a decision of a responsible competition authority. The Parties agree that the Purchaser shall not be entitled to demand an adjustment of the Purchase Price or an amendment of this Share Purchase Agreement due to or as a result of its fulfilment or satisfaction of potential requirements, conditions or commitments.

4.4	Acts to be performed on the Closing Date

On the Closing Date the Parties shall concurrently perform, or initiate the performance of, the following acts:

(a)	conclusion of a notarised share assignment agreement relating to all the Sold Shares pursuant to Annex 4.4 (a);

(b)	payment of the Preliminary Purchase Price or, should the Final Purchase Price have already been calculated on the Closing Date, of the Final Purchase Price, together with any interest attributable to each of them, by the Purchaser in compliance with Clauses 2.2 (b), 2.2 (c) and 2.4 to the Sellers and – if and to the extent that no Sellers Guarantee pursuant to Clause 2.2 (b) was delivered – to the Trust Account;

(c)	delivery of the Seller’s guarantees by the Sellers and – if and to the extent that no Sellers Guarantee pursuant to Clause 2.2 (b) was delivered – Entering into the Trust Agreement pursuant to Clause 2.2 (b);

(d)	surrender of the declarations of resignation from office (Amtsniederlegungserklärungen) of the members of the advisory board (Beirat) of Bornemann GmbH pursuant to Clause 7.3 by the Sellers;

(e)	delivery to the Purchaser of any and all confidentiality agreements with third parties which had access to the data room with documents relating to Bornemann GmbH and/or another Bornemann Entity and that are the basis for rights of Bornemann Entities, irrespective of whether these confidentiality agreements have been entered into with the Sellers or its advisors, except to the extent that Bornemann GmbH is already in possession of copies (including electronic copies);

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(f)	the Sellers shall hand over to the Purchaser a Merrill Datasite DVDs on which the Due Diligence Documents are saved, provided that the Parties agree that the Merrill Data Site DVDs shall not contain any documents disclosing the identity of other bidders;

(g)	by way of signing respective closing minutes, the Sellers and the Purchaser shall confirm to each other that Closing has occurred in accordance with this Share Purchase Agreement.

Clause 5

Sellers’ Guarantees

(a)	The Sellers give the Purchaser an absolute abstract guarantee (verschuldensunabhängige Einstandspflicht) within the meaning of section 311 para. 1 of the German Civil Code that the statements set forth in this Clause 5 (hereinafter referred to as the “Guarantees”) are true and correct as at the date this Share Purchase Agreement will be concluded and regarding the Guarantees in Clauses 5.1 to 5.3 will be true and correct as at the Closing Date, unless they expressly relate to a specific point in time. The Guarantees included in this Clause 5 are given individually by each Seller, unless a Guarantee is explicitly given by only one Seller. The content and scope of the Guarantees as well as the legal consequences of a Guarantee being incorrect shall be exclusively governed by this Share Purchase Agreement. This shall in particular apply to the liability provisions pursuant to Clause 8, which form an integral part of these Guarantees. For the avoidance of doubt, the Guarantees neither constitute quality agreements within the meaning of section 434 of the German Civil Code nor guarantees within the meaning of sections 443, 444 of the German Civil Code.

(b)	Except for the guarantees contained in Clauses 5.5 (e) through (g) and 5.10 (d) through (f), all guarantees contained in Clauses 5.4 through 5.14 are limited to the Sellers’ Knowledge.

(c)

To the extent to which the Sellers give Guarantees pursuant to this Clause 5 that are limited to the scope of their knowledge, knowledge of each Seller must be determined separately. For the purposes of this Clause 5, a Seller’s respective knowledge shall comprise knowledge of all circumstances of which a person that is attributed to the respective Seller pursuant to Annex 5 is aware at the time this Share Purchase Agreement is concluded, after the persons attributed to the respective Seller pursuant to Annex 5 shall have presented

(i)	the guarantees in Clauses 5.3 through 5.8 and 5.10 through 5.14 to Messrs [*], [*], [*], [*] and [*] and

(ii)	the guarantees in Clause 5.9 to [*]

for review, explained its relevance in detail, given the mentioned persons sufficient time for review and subsequently have conducted a due interrogation, where knowledge as of the date of signing of this Share Purchase Agreement is relevant no earlier than seven calendar days before the signing of this Share Purchase Agreement, whereby knowledge attributable to one Seller shall not be attributed to any other Seller.

5.1	Existence and authority of the Sellers

(a)	Möller-Bornemann guarantees that

(i)	Möller-Bornemann is a duly existing company with limited liability under German law;

(ii)	Möller-Bornemann is fully authorised to enter into this Share Purchase Agreement and to freely dispose of the Möller-Bornemann Shares;

(iii)	any and all approvals and consents required to be obtained from Möller-Bornemann’s relevant corporate bodies or from third parties (except for public authorities and other public bodies) have been obtained other than those expressly set forth in this Share Purchase Agreement;

(iv)	neither the conclusion nor (provided the merger control approvals referred to above are granted) the Closing of this Share Purchase Agreement by Möller-Bornemann violate a court ruling or a decision taken by a public authority.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b)	Wülfing Vermögensverwaltung guarantees that

(i)	Wülfing Vermögensverwaltung is a duly existing civil-law partnership under German law;

(ii)	Wülfing Vermögensverwaltung is fully authorised to enter into this Share Purchase Agreement and to freely dispose of the Wülfing Shares;

(iii)	any and all approvals and consents required to be obtained from Wülfing Vermögensverwaltung’s relevant corporate bodies or from third parties (except for public authorities and other public bodies) have been obtained other than those expressly set forth in this Share Purchase Agreement;

(iv)	neither the conclusion nor (provided the merger control approvals referred to above are granted) the Closing of this Share Purchase Agreement by Wülfing Vermögensverwaltung violate a court ruling or a decision taken by a public authority.

(c)	BWK guarantees that

(i)	BWK is a duly existing company with limited liability under German law;

(ii)	BWK is fully authorised to enter into this Share Purchase Agreement and to freely dispose of the BWK Shares;

(iii)	any and all approvals and consents required to be obtained from BWK’s responsible corporate bodies or from third parties (except for public authorities and other public bodies) have been obtained other than those expressly set forth in this Share Purchase Agreement;

(iv)	neither the conclusion nor (provided the merger control approvals referred to above are granted) the Closing of this Share Purchase Agreement by BWK violate a court ruling or a decision taken by a public authority.

5.2	Shares

(a)	Möller-Bornemann guarantees that

(i)	Möller-Bornemann is the unrestricted owner of the Möller-Bornemann Shares and the Möller-Bornemann Shares, the Wülfing Shares and the BWK Shares constitute all shares in Bornemann GmbH;

(ii)	the Möller-Bornemann Shares are free and clear of third-party rights, and no pre-emption rights, options or other (conditional or unconditional) acquisition rights of third parties or sub-interests exist with regard to these shares; and

(iii)	the Möller-Bornemann Shares have been fully paid in, are freely negotiable or transferable and free of any additional payment obligations (Nachschusspflichten). In relation to the Möller-Bornemann Shares, no open or hidden repayments of capital (Einlagenrückgewähr), no hidden distributions of profits (verdeckte Gewinnausschüttungen) and no hidden contributions in kind (verdeckte Sacheinlagen) have been made.

(b)	Wülfing Vermögensverwaltung guarantees that

(i)	Wülfing Vermögensverwaltung is the unrestricted owner of the Wülfing Shares and the Möller-Bornemann Shares, the Wülfing Shares and the BWK Shares constitute all shares in Bornemann GmbH;

(ii)	the Wülfing Shares are free and clear of third-party rights, and no pre-emption rights, options or other (conditional or unconditional) acquisition rights of third parties or sub-interests exist with regard to these shares; and

(iii)	the Wülfing Shares have been fully paid in, are freely negotiable or transferable and free of any additional payment obligations (Nachschusspflichten) In relation to the Wülfing Shares, no open or hidden repayments of capital (Einlagenrückgewähr), no hidden distributions of profits (verdeckte Gewinnausschüttungen) and no hidden contributions in kind (verdeckte Sacheinlagen) have been made.

(c)	BWK guarantees that

(i)	BWK is the unrestricted owner of the BWK Shares and the Möller-Bornemann Shares, the Wülfing Shares and the BWK Shares constitute all shares in Bornemann GmbH;

(ii)	the BWK Shares are free and clear of third-party rights, and no pre-emption rights, options or other (conditional or unconditional) acquisition rights of third parties or sub-interests exist with regard to these shares; and

(iii)	the BWK Shares have been fully paid in, are freely negotiable or transferable and free of any additional payment obligations (Nachschusspflichten). In relation to the BWK Shares, no open or hidden repayments of capital (Einlagenrückgewähr), no hidden distributions of profits (verdeckte Gewinnausschüttungen) and no hidden contributions in kind (verdeckte Sacheinlagen) have been made.

5.3	Legal situation of the Bornemann Entities

(a)	The statements in Recitals 1 to 4 are correct and complete.

(b)	Bornemann GmbH is a duly existing company with limited liability under German law and each of the Bornemann Subsidiaries is a company duly established and existing under the law specified in and with the legal form referred to in Annex P.6.

(c)	The companies which are either indirectly or directly solely owned by Bornemann GmbH, or in which Bornemann GmbH indirectly or directly owns itself a majority interest, are listed in Annex P.6 in their entirety, and except for the shareholdings described in Annex 5.3 (c), none of the Bornemann Entities holds shares in other companies. Each of Bornemann GmbH and the other companies referred to in Annex P.6 are unrestricted owners of shares in other Bornemann Entities as described in Annex P.6. The shares referred to in Annex P.6 are free and clear of third-party rights. No pre-emption rights, options or other (conditional or unconditional) acquisition rights of third parties or sub-interests exist with regard to these shares. The shares referred to in Annex P.6 have been fully paid in, are freely negotiable or transferable and free of any additional payment obligations (Nachschusspflichten). To the Sellers’ knowledge, in relation to the interests held in the companies listed in Annex P.6, no open or hidden repayments of capital (Einlagenrückgewähr), no hidden distributions of profits (verdeckte Gewinnausschüttungen) and no hidden contributions in kind (verdeckte Sacheinlagen) have been made in the last five years prior to the date of signing of this Share Purchase Agreement.

(d)	The current articles of association (Gesellschaftsvertrag) of Bornemann GmbH are dated 21 May 2008. The Purchaser has been provided with a true and complete copy of these articles and of the articles of association and statutes of each Bornemann Subsidiary before the conclusion of this Share Purchase Agreement.

(e)	Any facts, measures and other documents required by applicable law to be filed with the competent commercial or other public register in order to be valid or otherwise have been, to the Sellers’ knowledge, completely, duly and timely filed and, to the extent possible, registered.

(f)	No insolvency proceedings or similar proceedings in another jurisdiction have been instituted over the assets of Bornemann GmbH or of the other Bornemann Entities. No petition for the institution of such proceedings has been filed by the Sellers or the Bornemann Entites or, to the Sellers’ knowledge, by third parties, and no circumstances exist that would require a Material Bornemann Entity to file a petition for the opening of such proceedings and to the Sellers’ knowledge no circumstances exist that would require another Bornemann Entity to file a petition for the opening of such proceedings.

(f)	With a view to the Bornemann Entities, no enterprise agreements pursuant to sections 291, 292 of the German Stock Corporation Act (Aktiengesetz – AktG), no silent partnership agreements and no other agreements exist that would grant a third party (outside of the Bornemann Group) control over a Bornemann Entity or the right to participate in the profits, revenues, assets or equity (or the value thereof) of a Bornemann Entity.

5.4	Financial statements for 2011

The consolidated and audited financial statements of Bornemann GmbH for the years ended 31 December 2010 and 31 December 2011 and the financial statements of each Bornemann Entity for the year ended 31 December 2011, which have been presented to the Purchaser and are attached to this Share Purchase Agreement as Annex 5.4-1,

(i)	have been drawn up with the diligence of a prudent business man based on proper accounting principles and in accordance with accounting principles generally accepted in the respective jurisdiction they have been prepared for in accordance with the accounting guidelines applied by the Bornemann Entities and applicable legal provisions in each case consistent with past practice; and

(ii)	with due respect to these principles, give a true and fair view of the assets, liabilities, financial position, and profit or loss of the Bornemann Entities as at 31 December 2010 and 31 December 2011, respectively, unless Annex 5.4.-2 or the notes to the respective financial statements for the year ended 31 December 2010 or 31 December 2011, respectively, stipulate otherwise. Annex 5.4-1 also contains the audit opinion provided by EbnerStolz. Errors or erroneous statements in the financial statements of the Bornemann Entities, save and except for Bornemann GmbH,for the year ended 31 December 2011 shall only constitute a violation of this guarantee if such error or erroneous statement has not been corrected, adjusted or otherwise eliminated in the consolidated financial statements of Bornemann GmbH for the year ended 31 December 2011.

5.5	Assets

(a)	Except for the restrictions indicated in this Clause 5.5 and the respective annexes, the Bornemann Entities as (legal or economic) owners or on the basis of lease, lend, leasing, licence or other agreements, which have been entered into in the normal and ordinary course of business, have at their disposal all material assets which are material to the operation of the respective businesses of the Bornemann Entities, including information technology and in particular fixed and current assets (other than intangible assets, which are subject to Clause 5.6).

(b)	The assets (including any vested rights (Anwartschaften)) held by Bornemann Entities covered by Clause 5.5 (a) are free and clear of restraints on disposal or rights of third parties, except for (i) reservations of title or other security interests of suppliers, carriers, tradesmen and similar business partners that serve to secure their claims from Bornemann Entities; (ii) statutory liens or security interests (including security interests in favour of tax authorities or other corporations under public law); (iii) liens or security interests of banks and credit institutions pursuant to the usual general terms and conditions of banks and savings institutions (Sparkassen) with regard to cash or other assets paid to or deposited in accounts held with these banks or credit institutions; (iv) easements and similar title to real property as reflected in the respective land registers (such as rights of way or pipeline wayleave); and (v) the collateral listed in Annex 5.5 (b).

(c)	Annex 5.5 (c)-1 list in its first part all plots of land, buildings and premises owned by the Bornemann Entities and in its second part all plots of land, buildings and premises rented or otherwise used by the Bornemann Entities. The Bornemann Entities have full and unrestricted title to and possession of all land, buildings and premises listed in the first part of Annex 5.5 (c)-1 and no Bornemann Entity has disposed of any such owned land, buildings or premises or undertaken measures in respect of such disposals. Except for the charges shown in current land register excerpts, the owned land, buildings and premises are not subject to charges registerable in the land register nor to charges that are not registerable, nor to other restrictions or rights of third parties, including public building charges (Baulasten). No Bornemann Entity has agreed to concede such rights. All material claims for interest, taxes, public dues, costs and adjacent owner’s contributions (Anliegerbeiträge) relating to the land, buildings and premises listed in the first part of Annex 5.5 (c)-1 have been paid on their due dates. The remaining lease terms for the land, buildings and premises used, but not owned, by the Bornemann Entities are correctly listed in the second part of Annex 5.5 (c)-1. No rents or fees payable in respect of the such land, buildings and premises are in the course of being reviewed otherwise than in accordance with the terms of the relevant commercial lease or land lease. No fact exists which could lead either to the premature rescission of a lease or to the refusal to renew a lease without payment of compensation. Except for the facts stated on Annex 5.5(c)-2 the condition and current use of land, buildings and other premises violate no building codes or restrictions and are with respect to applicable administrative regulation and other legal provisions unassailable.

(d)	All material assets of the Bornemann Entities (including information technology assets) are fully operational and in serviceable condition – with the exception of a normal degree of negligible malfunction. All necessary repairs of these assets and all maintenance work required pursuant to the existing maintenance schedules of the Bornemann Entities have been carried out.

(e)	Möller-Bornemann guarantees that neither Möller-Bornemann nor an entity affiliated with Möller Bornemann (except Bornemann Entities) nor their shareholders own tangible or intangible assets material or used for the business of a Bornemann Entity.

(f)	Wülfing Vermögensverwaltung guarantees that neither Wülfing Vermögensverwaltung nor an entity affiliated with Wülfing Vermögensverwaltung (except Bornemann Entities) nor their shareholders own tangible or intangible assets material or used for the business of a Bornemann Entity.

(g)	BWK guarantees that BWK does not own tangible or intangible assets material or used for the business of a Bornemann Entity.

5.6	Intangible property rights

(a)	Annex 5.6 (a) lists all patents, utility models, design patents, trademarks, internet domain names, rights to names, Copyrights, and other industrial property rights (“IP-Rights”) of the Bornemann Entities that are necessary for the operation of the Bornemann Business as currently conducted, and the extent to which these IP Rights are registered for the Bornemann Entities or pending (the rights listed in Annex 5.6 (a) are hereinafter referred to as the “Bornemann IP Rights”).

(b)	The Bornemann Entities are owners of the Bornemann IP Rights. The Bornemann IP Rights have not been attached by, or pledged to, third parties and do not otherwise serve as security to a third party. Except for those listed in Annex 5.6 (c)-2 no exclusive or non-exclusive licenses, other kind of rights to use, or no-contest agreements have been granted to third parties for any of the Bornemann IP Rights (except for licenses granted to other companies of the Bornemann Group).

(c)	Annex 5.6 (c)-1 contains a list of all material IP agreements [(except for standard software license agreements)] by which third parties have granted the Bornemann Entities a right of use of their IP-Rights (together with the agreements listed in Annex 5.6 (c)-2 the “IP-Agreements”). Annex 5.6 (c)-2 contains a list of all material IP agreements by which Group Companies have granted third parties a right of use of their IP-Rights. The IP-Agreements have neither been terminated nor has any party to them given specific and earnest notice of termination or expressed any intention to terminate. No party of any of the IP-Agreements is in breach or default with any material obligation under the respective agreement.

(d)	The Bornemann IP-Rights are free of third party rights.

(e)

No court ruling or decision by a public authority exists with regard to any of the Bornemann IP Rights that could restrict the use of the right by a Bornemann Entity. Except for the matters listed in Annex 5.6 (e), no such dispute nor any other legal dispute which could entail such a restriction is pending, and the Bornemann Entities have not been threatened in writing with such a legal dispute. More specifically, no opposition proceedings (Widerspruchsverfahren) or other proceedings aiming at the cancellation of the Bornemann IP Rights are pending, except for the matters listed in Annex 5.6 (e). All fees necessary for the maintenance of the Bornemann IP-Rights have been paid. All filings necessary for extension periods have been made and all other necessary measures for the maintenance of the Bornemann IP-Rights have been taken.

(f)	In each case except for the matters listed in Annex 5.6 (f), the Bornemann Entities do not violate any IP-Rights of third parties and the Bornemann IP-Rights are not violated by third parties. Except for the matters listed in Annex 5.6 (f), infringement proceedings are neither pending against or from the Bornemann Entities, nor have any Bornemann Entities been threatened in writing or otherwise in a specific an earnest manner with the institution of such proceedings by a third party and neither have the Bornemann Entities threatened any third party with the institution of such proceedings.

(g)	Save for the facts listed in Annex 5.6 (g) the Bornemann Entities are in accordance with the provision of German laws on employee inventions, comparable applicable laws in other jurisdictions and based on contractual rights fully entitled to all inventions made by current and former managing directors and employees during their service or employment and such managing directors and employees have been fully and completely compensated under applicable laws and agreements. In case of unrelated inventions (freie Erfindungen) this only applies to the extent that the respective invention has a material link to the business of the Bornemann Entities. There are no pending disputes on German Employee Inventions Act matters.

(h)	Except for the restrictions indicated in this Clause 5.6 and the annexes, the Bornemann Entities have at their disposal – whether as owner or on the basis of licence or other agreement – all IP Rights material for the conduct of their respective businesses. The Bornemann Entities own the entire know-how, which is necessary for the development, production, production process or distribution of all of their current products. The Bornemann Entities further have such know how as required for the products in development to the extent this is common at each respective state of development in the business area the Bornemann Entities are engaged in. None of the Bornemann Entities has provided a third party with technical know-how or other business or trade secrets which are material to the operation of their respective businesses, except in connection with cooperation and similar agreements concluded in the ordinary course of business which impose customary confidentiality obligations upon the third parties concerned.

5.7	Approvals, compliance with the law, environment

(a)	Except for the facts stated in Annex 5.7 (a) the Bornemann Entities have obtained any and all public-law approvals and consents required to conduct their business in the way it is currently conducted. These approvals have not been withdrawn, revoked or otherwise cancelled or restricted, and no Bornemann Entity has been threatened in writing or otherwise in a specific and earnest manner with the withdrawal or restriction of such an approval by a responsible authority.

(b)	Except for the facts stated in Annex 5.7 (b) the conduct of business of the Bornemann Entities does comply and has complied during the past 5 years prior to signing of this Share Purchase Agreement with all applicable material laws, regulations and other legal provisions, including without limitation health and safety, data protection, anti-corruption and foreign trade laws, as well as with the approvals and consents listed in Clause 5.7 (a) (to the extent to which potential violations can still have adverse effects on the Bornemann Entities or the Purchaser or its affiliated companies). No employee of the Bornemann Entities or any person authorized to act on behalf of a Bornemann Entity has during that period violated any such laws, regulations, provisions, approvals or consents in connection with the business of the Bornemann Entities in a way that could lead to a potential liability, fine, loss or other damage of the Bornemann Entities or the Purchaser or its affiliated companies. Except for the facts stated in Annex 5.7 (b) no public authority or other third party has asserted in writing or otherwise in a specific and earnest manner an infringement of these legal provisions or approvals against any of the Bornemann Entities before the conclusion of this Share Purchase Agreement. The Guarantees included in this Clause 5.7 (b) do not apply to intangible property rights, product liability issues and tax matters.

(c)	Except for the facts stated in Annex 5.7 (a) each Bornemann Entity holds in full force and effect all material Environmental Permits required for its current business operations and there are no events or circumstances which may lead to a revocation, suspension or amendment, in full or in part, of any Environmental Permit.

Except for the facts stated in Annex 5.7 (b) the business operations of the Bornemann Entities are and have been managed during the past 5 years prior to signing of this Share Purchase Agreement in all material respects in compliance with all Environmental Permits and Environmental Laws. Except for the facts stated in Annex 5.7 (c) the land, buildings and premises used by the Bornemann Entities are free of any Contamination, that would require measures for their removal, safeguards or inspection in accordance with applicable Environmental Laws. None of the products manufactured, sold or otherwise distributed by the Bornemann Entities after 31 December 1993 contained asbestos. Except for the facts stated in Annex 5.7 (b) no Bornemann Entity is or has been during the past 5 years prior to signing of this Share Purchase Agreement materially or with any material consequences, violating Environmental Law.

“Contamination” means the known or unknown presence of any Hazardous Material in the Environment.

“Environment” means all or any of the following: air (including the air in buildings), water (including water bodies, groundwater, water under or within land or in drains or in sewers), soil, soil gas, land, biota, buildings and installations or other man-made structures.

“Environmental Law” means the legal provisions and governmental regulations concerning the protection of the Environment, applicable at the time of the signing of this Share Purchase Agreement.

“Environmental Permit” means any licence, approval, authorisation, permission, agreement or exemption granted under Environmental Law.

“Hazardous Material” means any form of asbestos, wastes, pollutants, contaminants, chemicals, or substances or preparations, or any other natural or artificial substances (whether solid, liquid or gaseous) that are

(i)	defined by an Environmental Law as hazardous, toxic, pollutant or contaminant, or

(ii)	regulated or governed by any Environmental Law, or

(iii)	capable of causing harm or damage to the Environment.

5.8	Litigation

(a)

Except for the proceedings referred to in Annex 5.8 (a), the Bornemann Entities are not involved in any legal or other proceedings or enquiries before any court or arbitral tribunal or public authority with an amount in dispute of more than

EUR 100,000 (excluding fees and other litigation costs) or with current or former managing directors or employees. None of the Bornemann Entities has been threatened with the institution of such proceedings in writing or otherwise in a specific and earnest manner. No circumstances exist which could reasonably be expected to provide a basis for such proceedings or enquiries.

(b)	No court ruling has been issued, no decision by a public authority has been taken against and no settlement has been agreed by any of the Bornemann Entities that materially restricts the continued conduct of its business in the way it is currently conducted.

5.9	Employees

(a)	Annex 5.9 (a) lists all managing directors and employees of the Bornemann Entities whose remuneration (adjusted for variable components such as profit-sharing and other bonuses) exceeds EUR [*] per annum (the “Bornemann Employees”). No Bornemann Employee has received or given notice of termination of his or her employment with the respective Bornemann Entity or has entered into a termination agreement with any of the Bornemann Entities or has made or received an offer to enter into such an agreement. No Bornemann Employee has the intention to terminate his employment. The Bornemann Entities are not bound by any offer for entering into an employment agreement, which contains a remuneration in excess of EUR [*] per annum (adjusted for variable components such as profit-sharing and other bonuses). The Bornemann Entities employ no more than 590 employees and no less than 575 employees in total as at the date of signing of this Share Purchase Agreement, while managing directors comparable foreign employees as well as trainees shall be included.

(b)	Annex 5.9 (b) lists all material collective bargaining agreements (Tarifverträge) and all shop agreements (Betriebsvereinbarungen), social compensation plans (Sozialpläne), agreements on the reconciliation of interests (Interessenausgleiche) and other agreements with employee representation bodies by which Bornemann Entities are bound.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c)	None of the Bornemann Entities is affected by strikes, stoppages of work or lock-outs. There are no disputes with trade unions, works councils or other employee representation bodies before any court, authority or conciliation committee. Except for restrictions contained in the agreements listed in Annex 5.9 (b), the Bornemann Entities are not subject to any restrictions in relation to operational or personnel changes other than restrictions pursuant to statutory law.

(d)	Annex 5.9 (d) contains a complete and correct list of all pension commitments and commitments, arrangements and agreements with regard to other old-age, sickness, invalidity or death benefits (including contributions to private savings for retirement (including salary conversions)) as well as of all commitments arrangements and agreements relating to partial retirement by which the Bornemann Entities are bound (the “Pension Schemes”). The Pension Schemes, regarding which the annual accounts are required to include provisions or are to be disclosed in the annual accounts, as well as the amount of the obligations and the number of beneficiaries are reported as at 30 September 2012 exclusively in the 8 actuarial reports by Mercer dated 9 October 2012 for Bornemann Entities, which have been provided to the Purchaser (the “Actuarial Reports”). To the extent that the Pension Schemes have been funded by accumulating assets (such as liability insurances or assets of the provident fund Joh. Heinr. Bornemann), (i) all contributions to any funding vehicle or other contractual partners have at all times been made in accordance with the provisions of the relevant Pension Scheme and (ii) in respect of these assets the Bornemann Entities will remain entitled without changes after the Closing Date.

(e)	Except for the commitments referred to in Annex 5.9 (e), no severance pay or other remuneration or benefits of any kind (except for the usual compensation of additional workload and the like based on the existing employment contracts) have been granted or promised to any Bornemann Employee or other employees in connection with the transaction contemplated in this Share Purchase Agreement.

(f)

Except as set forth in Annex 5.9 (f), no works councils or other employee representative bodies have been formed at any of the Bornemann Entities and the establishment of such employee representative bodies has not been requested in writing or otherwise in a specific and earnest manner. The consultation requirements in respect of the employee representative bodies in the context of this transaction and its consequences have been complied with. Neither in connection with this transaction and its consequences nor independent of this transaction any claims for compensation of detriments (sec. 113 Works Constitution Act—Betriebsverfassungsgesetz or similar foreign law provisions) have come into existence against the Bornemann Entities.

(g)	There are no agreements or practices in relation to temporary workers (Leiharbeitnehmer) which are not in compliance with legal requirements.

(h)	In the last two years, there have been no occupational accidents that have caused work stoppages, claims against a Bornemann Entity by the Berufsgenossenschaft, other insurers or by employees, or material injuries.

5.10	Material contracts

(a)	Except for the contracts referred to in Annex 5.10 (a)-1 (the “Material Agreements”), none of the Bornemann Entities is bound by any written, verbal, implied or other contracts, agreements or commitments of the following kind, except for contracts for the performance of continuing obligations (Dauerschuldverhältnisse) that have already been terminated and under which no main performance, retransfer or other material obligations are still unfulfilled:

(1)	all contracts where the counterparty or the end-customer is located in a country listed in Annex 5.10 (a)-2, except for fulfilled contracts, regarding which merely the period for making warranty claims has not yet expired;

(2)	on the acquisition or sale or other disposal of investments or shares in other companies, plants, parts of companies or plants or real property;

(3)	joint-venture contracts, shareholder agreements, cooperation, consortium and similar agreements, including research and development agreements, as well as secrecy and confidentiality agreements entered into outside the ordinary course of business;

(4)	hereditary building right, rental, leasing or other contracts relating to the use of real property or movable assets which provide for annual payments in excess of EUR [*];

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(5)	loan agreements (except for intercompany loans granted among Bornemann Entities), bonds or debentures, factoring and financial lease agreements or comparable financing arrangements;

(6)	guarantee, surety or indemnification agreements which a Bornemann Entity concluded to secure liabilities of third parties (except for other Bornemann Entities);

(7)	master agreements with the ten largest sub-suppliers of the Bornemann Group (measured in terms of total sales generated by the Bornemann Group in the 2011 financial year);

(8)	consultancy agreements (i) which provide for a single payment or recurring payments over a 12 month period by companies of the Bornemann Group in an amount exceeding EUR [*], (ii) entered into in connection with sales and distribution activities, or (ii) entered into outside the normal and ordinary course of business;

(9)	sales agent agreements or similar distribution agreements;

(10)	agreements or commitments relating to investment allowances (Investitionszulagen), investment subsidies (Investitionszuschüsse) and other government aids (Beihilfen) (together referred to as “Subsidies”) of the Bornemann Entities;

(11)	other agreements not covered by Number (9) and containing competition restrictions or restricting the Bornemann Entities in other ways in their freedom to operate, extend or restrict their business;

(12)	other agreements and obligations not covered by numbers (1) through (11) which trigger annual payments exceeding EUR [*] payable by a Bornemann Entity and which cannot be terminated with a notice period of twelve months or less and for which payment by a Bronemann Entity is still outstanding.

(b)	Complete and correct copies of all written Material Agreements and accurate descriptions of the material content and provisions of all other Material Agreements, as amended, have been made available to the Purchaser before the conclusion of this Share Purchase Agreement. The Material Agreements are valid and enforceable against the respective other parties, provided the other party is able to perform.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c)	None of the Material Agreements (except for agreements covered by Number (8) and except for agreements covered by Number (9), to the extent that the termination of the latter is not based on a breach of a contractual duty) has been terminated nor has any party given notice of termination or any specific and earnest intention to terminate a Material Agreement. Except for the facts stated in Annex 5.10 (c) none of the Bornemann Entities violates any of these contracts, and no other contracting party violates any of these contracts in any material way.

(d)	Except for the facts stated in Annex 5.10 (d) the conclusion or closing of this Share Purchase Agreement will due to contractual arrangements in the underlying agreements (i) neither lead to a change or termination of Material Agreements or an IP-Agreement, (ii) nor result in early maturity of a material contractual obligation of a Bornemann Entity, nor result in a restriction or termination of relationships for the purchase or supply used by the Bornemann Entities with current suppliers or customers.

(e)	Möller-Bornemann guarantees that there are no agreements between Möller-Bornemann, one of its affiliates (except for the Bornemann Entities) or shareholders of Müller-Bornemann on the one hand and a Bornemann Entity on the other hand, and that no Bornemann Entity owes any amount or has any other obligation vis-a-vis Möller-Bornemann or one of its affiliates (except the Bornemann Entities).

(f)	Wülfing Vermögensverwaltung guarantees that there are no agreements between Wülfing Vermögensverwaltung or one of its affiliates (except for the Bornemann Entities) or shareholderes of Wülfing Vermögensverwaltung on the one hand and a Bornemann Entity on the other hand, and that no Bornemann Entity owes any amount or has any other obligation vis-a-vis Wülfing Vermögensverwaltung or one of its affiliates (except the Bornemann Entities).

(g)	BWK guarantees that there are no agreements between BWK on the one hand and a Bornemann Entity on the other hand, and that no Bornemann Entity has a payment o other obligation vis-a-vis BWK. This guarantee does not extend to any affiliate of BWK.

(h)	Annex 5.10 (h) contains a list for the financial year 2011 of the ten largest customers and the ten largest suppliers of the Bornemann Entities as well as of all suppliers (except for standard utility suppliers) which are the sole source of supply for the Bornemann Entities for goods or services necessary for the manufacturing of the products of the Bornemann Entities and for which no alternative supply source at economically not materially unfavourable conditions is available.

Neither a Seller nor any Bornemann Entity has received a specific and earnest notice in writing or otherwise that any of the customers or suppliers listed in Annex 5.10 (h) has cancelled, or materially reduced the extent of, its business relationship with the Group Companies, or that it intends to do so.

5.11	Insurance

Annex 5.11 contains a full and correct list of all insurance contracts concluded by the Bornemann Entities. The Bornemann Entities have been in the past and currently are appropriately insured against all risks, against and for such amounts for which a prudent businessman, who is active in the same sector as the Bornemann Entities, would usually be insured, including, but without limitation, business interruption and product liability insurance. None of these insurance contracts has been terminated or otherwise cancelled or threatened to be terminated and can neither be terminated nor end automatically based on the consummation of the acquisition of the Sold Shares by the Purchaser. The Bornemann Entities have complied with all duties and obligations under these insurance contracts that are relevant to the validity of the insurance cover, in particular, all premiums and other payments owed under the insurance contracts have been made timely. No insured event has occurred that exceeds EUR [*] in an individual case that has yet to be settled or with regard to which the insurers deny, contest or question valid cover.

5.12	Product liability, warranty cases

Unless Annex 5.12 provides otherwise,

(a)	in the three-year period preceding the conclusion of this Share Purchase Agreement no product liability claims have been asserted against any of the Bornemann Entities;

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b)	the warranty reports for the years 2010, 2011 and the first half of 2012, which have been made available by the Seller prior to entering into the Share Purchase Agreement, have been prepared with commercial care;

(c)	none of the Bornemann Entities and no agent acting on its behalf has made any product recalls, any serial improvement on site or post-sale warnings related to any product designed, manufactured, sold or distributed by it, nor has any Bornemann Entity been requested to conduct any measures to such effect in the two-year period preceding the conclusion of this Share Purchase Agreement; and

(d)	none of the products or services designed, manufactured, sold, distributed or delivered by the Bornemann Entities over the past three years contain faults or errors which can reasonably be expected to result in claims of the type referred to under letter (a), or in a measure of the kind referred to under letter (c).

(e)	all products and services currently and in the past three years designed, manufactured, sold or distributed are in compliance with all material applicable regulations, safety standards, technical norms and manuals, brochures and other general sales literature produced by the Bornemann Entities or with their consent.

5.13	Liabilities in connection with the sale of the shares

None of the Bornemann entities has made or is obliged to make any brokerage or similar payment in connection with the sale of the shares contemplated by this Share Purchase Agreement or otherwise in connection with the sale of the Bornemann Group or of the Bornemann Business.

5.14	Conduct of business since 31 December 2011

Since 31 December 2011, the businesses of the Bornemann Entities were operated in the normal and ordinary course of business. Apart from the measures and events disclosed in Annex 5.14, no extraordinary business events occurred or extraordinary actions were taken, in particular, none of the following measures have been taken and none of the following events have occurred with regard to the Bornemann Entities within the period between 31 December 2011 and the conclusion of this Share Purchase Agreement:

(a)	declaration or payment of dividends or any other payment (except for the distribution of profits for the fiscal year 2011), distribution or other transfer of value of any kind to a Seller or to an Affiliate of a Seller (except for Bornemann Entities);

(b)	individual investments exceeding EUR [*] by a Bornemann Entity in tangible assets, to the extent to which such investments are not included in the investment plan disclosed to the Purchaser before the conclusion of this Share Purchase Agreement it being understood that where more than one agreement or commitment relate to the same project the respective investments shall be aggregated;

(c)	measures that constitute an operational change (Betriebsänderung) within the meaning of section 111 of the German Works Constitution Act (Betriebsverfassungsgesetz – BetrVG) or similar measures pursuant to foreign laws;

(d)	changes of the accounting and measurement principles used by a Bornemann Entity, unless required following a change of laws or of generally accepted accounting principles;

(e)	other transactions entered into by a Bornemann Entity, which, on the basis of conservative commercial assessment, have a material adverse effect on the assets, liabilities, financial position, and profit or loss of a Bornemann Entity;

(f)	material amendments to the conditions for supply of goods or provision of services;

5.15	No other guarantees or warranties

(a)	Except for the Guarantees expressly included in this Share Purchase Agreement, the Purchaser acquires the Sold Shares and the Bornemann Entities without any warranties or guarantees on the part of the Sellers. The Purchaser acknowledges that neither the Sellers nor their representatives, employees or advisors nor the members of the executive bodies of the Bornemann Entities have provided the Purchaser with any guarantees or representations in respect of the Sold Shares, the

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Bornemann Entities and the Bornemann Business except to the extent explicitly set forth in this Share Purchase Agreement, and further that they have not assumed any other information duties or similar duties in connection with the conclusion or the performance of this Share Purchase Agreement. In particular, above and beyond the provisions explicitly stipulated in this Clause 5, no Seller shall be attributed knowledge of any person other than the persons assigned to the relevant Seller in Annex 5.

(b)	The Purchaser confirms in particular that the Sellers have not given any guarantees or made any representations – and do not give any guarantees or make any representations—with regard to

(i)	budgets, plans, estimates, or projections – including estimates or projections in the management reports of the annual financial statements, but without restriction of the Guarantee pursuant to Clause 5.4 to the extent that it relates to reserves, value adjustments or depreciation and amortization contained in the annual accounts listed in Clause 5.4 – of any kind, including sales and result planning, future cash flows, future financial resources and business operations of the Bornemann Group (or any underlying components);

(ii)	any other information or documents relating to the Sold Shares, the Bornemann Entities or the Bornemann Business, including (i) the information memorandum dated July 2012 drawn up by Lincoln International (hereinafter the “Information Memorandum”) and (ii) the Due Diligence Documents (as defined below), and that the Purchaser has not relied upon any guarantees or representations in this respect and will not assert any claims against the Sellers or their agents in this respect.

Clause 6

Purchaser’s Guarantees

The Purchaser hereby gives the Sellers an abstract guarantee (selbständige Einstandspflicht) (section 311 para. 1 of the German Civil Code) that the statements set forth in this Clause 6 are true and correct as at the date of this Share Purchase Agreement and will be true and correct on the Closing Date, unless they are expressly made with respect to the date of conclusion of this Share Purchase Agreement only:

6.1	Existence and authority of the Purchaser

The Purchaser is a duly incorporated and duly existing limited liability company (Gesellschaft mit beschränkter Haftung)] under German law. No insolvency proceedings, or similar proceedings in any other jurisdiction, have been initiated with respect to the Purchaser’s assets. No application has been made to initiate any such proceedings nor do any circumstances exist which would require an application to initiate any such proceedings. The Purchaser is fully authorised to enter into and close this Share Purchase Agreement. All consents required by the Purchaser for these purposes have been obtained from the Purchaser’s the shareholders’ meeting. Except for the merger control approvals set out in Clause 4.2 (a) the Purchaser shall not require any consent by a court or public authority for signing and closing this Share Purchase Agreement. Neither the conclusion nor (provided the merger control approvals referred to above are granted) the closing of this Share Purchase Agreement violate any court ruling or decision taken by a public authority or any legal or contractual obligation of the Purchaser.

6.2	Financing

The Purchaser has sufficient funds available to make the payments owed by it under this Share Purchase Agreement.

6.3	Purchase for the Purchaser’s own account

The Purchaser shall acquire the shares for its own account; it does not intend to re-sell them.

Clause 7

Further obligations of the Parties

7.1	Conduct of business until the Closing Date

Immediately following the conclusion of this Share Purchase Agreement the Sellers shall instruct the management of Bornemann GmbH by shareholders’ resolution that, between the conclusion and the closing of this Share Purchase Agreements, unless otherwise agreed in writing by the Purchaser, the Bornemann Entities shall continue the normal course of their business as a going concern within the usual scope as before. Sellers shall neither rescind nor amend this resolution until the Closing Date.

(a)	Immediately following the conclusion of this Share Purchase Agreement the Sellers shall moreover instruct the management of Bornemann GmbH by shareholders’ resolution that, without prejudice to the generality of the foregoing between the conclusion and the Closing of this Share Purchase Agreements, each Bornemann Entity shall not take any of the following actions without the prior written consent of the Purchaser:

(i)	save as required by law or applicable collective bargaining agreements:

(aa)	make any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Employee;

(bb)	provide or agree to provide any gratuitous payment or other benefit to any Employee or any of his/her relatives other than in the normal and ordinary course of business;

(cc)	dismiss any Employee whose remuneration (adjusted for variable components such as profit-sharing and other bonuses) exceeds EUR [*] per annum; or

(dd)	hire any additional employee whose remuneration (adjusted for variable components such as profit-sharing and other bonuses) exceeds EUR [*] per annum;

(ii)	make any change to the Accounting Guidelines or other accounting practices or policies;

(iii)	enter into, or offer to enter into, any supply, service or other agreement where the counterparty or end-customer is located in a country listed in Annex 5.10 (a)-2;

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(iv)	take any action listed in § 9 para 1 letters (a) or (b) (ba) through (bx) of the articles of association of Bornemann GmbH unless such action is as a single measure listed in the attached budget and investment plan of Annex 7.1.

(v)	re-organizations pursuant to the German Corporate Transformation Act (Umwandlungsgesetz) with participation of a Bornemann Subsidiary as well as resolutions to effect such change as well as similar measures pursuant to other jurisdictions; or

(vi)	amendmends to the articles of association or partnerhip agreement of a Bornemann Subsidiary as well as resolutions to effect such change.

The Sellers will neither rescind nor amend this resolution until Closing.

(b)	The Sellers undertake further

(i)	in their capacity as shareholders of Bornemann GmbH to convene a shareholders’ meeting of Bornemann GmbH and to vote in favor of drawing the entire decision power from the advisory board to the shareholders meeting in accordance with § 9 para 2 of the articles of association of Bornemann GmbH;

(ii)	to inform the management of Bornemann GmbH about the shareholders’ resolution set out in Clause 7.1(b)(i) above and to instruct the management of Bornemann GmbH to bring to the attention of the shareholders of Bornemann GmbH between the conclusion and the Closing of this Share Purchase Agreements any such action which, safe for the shareholders’ resolution set out in Clause 7.1(b)(i) above, would have required a consent of the advisory board in accordance with § 9 para 1 letter (b) (ba) through (bx) of the articles of association of Bornemann GmbH and not to execute such action without the approval of the shareholders meeting;

(iii)	to inform the Purchaser about each action brought to the attention of the Sellers in accordance with Clause 7.1(b) (ii) and to ask the Purchaser for its instructions on the respective action; and

(iv)	to vote on each respective action in accordance with the written instructions of the Purchaser.

(c)	Prior to the fulfillment of the closing conditions pursuant to Clause 4.2(a) a consent of the Purchaser as set out in Clauses 7.1(a) and 7.1(b) above shall not be required with respect to any of the actions to the extent such actions are in accordance with the normal and ordinary course of business of the Bornemann Group.

(d)	The Sellers shall ensure between the conclusion and the Closing of this Share Purchase Agreements that none of the following actions will be taken without prior written consent of the Purchaser:

(i)	change of the articles of association of Bornemann GmbH or any resolutions to effect such change;

(ii)	payment of dividends or other distributions or benefits by Bornemann GmbH to shareholders or partners, or any respective resolutions or commitment;

(iii)	repayment of capital contributions by Bornemann GmbH, cancellation of shares or acquisition of treasury shares in Bornemann GmbH, or any resolutions to this effect;

(iv)	re-organization (Umwandlung) within the meaning of the German Reorganization Act (Umwandlungsgesetz) Bornemann GmbH, or any resolutions to this effect

7.2	Information obligations until the Closing Date

The Sellers shall procure that during the period between the conclusion and the closing of this Share Purchase Agreement the Purchaser and its agents may, to the extent legally permissible, upon request and during usual business hours, inspect all documents of the Bornemann Entities, be granted access to the business premises and the managing directors and employees of the Bornemann Entities and will receive without delay copies of the standard monthly reports on the financial and business situation and development of the Bornemann Entities and will be notified of any extraordinary business events concerning any Bornemann Entity and, to the extent legally permissible, be given information on all matters of the Bornemann Entities.

7.3	Resignation from office and formal approvals (Entlastungen)

The Sellers shall procure that the members of Bornemann GmbH’s advisory board listed in Annex 7.3 will resign from office with effect from the Closing Date and will waive any claim they personally may have against any Bornemann Entity, except for outstanding claims for remuneration or reimbursements in connection with their office as member of the advisory board. The Purchaser agrees that on the Closing Date (but before the Sold Shares are transferred) the Sellers in their capacity as shareholders of Bornemann GmbH shall formally approve the acts (Entlastung erteilen) of the members of Bornemann GmbH’s advisory board listed in Annex 7.3, for the period from 1 January 2012 to the Closing Date.

7.4	Non-competition clause

(a)	Until the end of a three-year period after the Closing Date, Möller-Bornemann and Wülfing Vermögensverwaltung shall, and shall procure that none of their shareholders, Affiliates, officers, directors or their Affiliates’ officers and directors from time to time shall, engage neither directly nor indirectly in any activities [*] in which the Bornemann Entities are [*]. Furthermore, they shall not, and shall procure that none of their shareholders, Affiliates, officers, directors or their Affiliates’ officers and directors from time to time shall, establish any entity which engages in such [*], nor acquire an interest in any such entity nor support any such entity by providing assistance or advice. The following exemptions from the non-competition obligation shall apply:

(i)	interests in listed companies which do not exceed an aggregate of [*]% of voting capital or votes;

(ii)	acquiring interests (including majority interests) in any entity or group of entities whose relevant business in terms of competition (within the meaning of sentence 1) does not exceed a turnover of EUR [*] and not an aggregate of [*]% of such entity’s or group’s total sales (in each case with respect to the most recent completed financial year).

(b)	Until the end of a three-year period after the Closing Date, BWK shall, and shall procure that no entity controlled by it from time to time shall, engage neither directly nor indirectly in any activities using [*] used by the Bornemann Entities [*] in which the Bornemann Entities are [*]. Furthermore, they shall not, and shall procure that no entity controlled by it from time to time shall, establish any entity which engages in such [*], nor acquire an interest in any such entity nor support any such entity by providing assistance or advice. An exemption from the non-competition obligation shall apply to interests in listed companies which do not exceed an aggregate of [*]% of voting capital or votes.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c)	During a period of three years after the Closing Date, the Sellers shall not, and Möller-Bornemann and Wülfing shall procure that none of their shareholders, Affiliates, officers, directors or their Affiliates’ officers and directors shall, and BWK shall procure that no entity controlled by it from time to time shall, induce or seek to induce any Bornemann Employee to become employed whether as employee, consultant or otherwise by any of the Sellers or any of the Sellers’ shareholders or Affiliates (other than through general employment adverts), irrespective of whether or not such Bornemann Employee would thereby commit a breach of his or her contract of employment or service.

7.5	Non-disclosure

Each Seller shall be responsible that for a period of five years after conclusion of this Share Purchase Agreement itself and its affiliates (except for the Bornemann Entities) shall keep confidential all sensitive information relating to the Bornemann Entities or their businesses and shall not make use of any such information. This shall not apply to information that has become publicly known without any Seller or any of its affiliates (except for the Bornemann Entities) being at fault or to information which the relevant Seller or any of its affiliates (except for the Bornemann Entities) is obligated to disclose by law.

7.6	Guarantee to [*]

(a)	The Purchaser shall be responsible to the Sellers that for a period of [*] after the Closing Date being the [*] the Bornemann GmbH site, [*] Bornemann GmbH shall be maintained at the [*].

(b)	The above obligation shall be assumed by any third party legal successor to the Purchaser and in the event of disposals or assignments, it shall be imposed by contract on any legal successor in a legally binding way.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c)	In case the obligations set out in Clauses 7.6 (a) or 7.6 (b) are culpably breached the Purchaser shall pay [*] to the Sellers in accordance with the [*] in the aggregate amount of EUR [*].

The Purchaser shall substantiate and prove that it is not at fault with respect to forfeiture (Verwirkung) of a [*]. In particular, it shall not be at fault if meeting the above obligations is economically unreasonable and the Purchaser has reasonably reached an agreement with the Sellers in this respect without undue delay. Clause 2.4 shall apply mutatis mutandis to payment of the above [*]. The Purchaser waives any right to claim [*]. The obligation to pay the above [*] shall not affect any other rights of the Sellers.

7.7	Other duties of co-operation

(a)	For a period of five years after the Closing Date, the Sellers and their representatives shall have reasonable access, at the Sellers’ expense, to the books and other documents of the Bornemann Entities with respect to periods prior to the Closing Date to the extent that this is necessary for preparing financial statements or for any investigation by a public authority or court. The five-year period shall be extended by additional three years upon the reasonable request by the Sellers made prior to the expiration of the initial period. The Purchaser shall afford such access upon receipt of reasonable advance notice and during normal business hours. If the Purchaser or any Bornemann Entity desires to dispose of or destroy any of such books and documents prior to the expiration of the aforementioned period, the Purchaser shall prior to such disposition give the Sellers reasonable opportunity, at the Seller’s expense, to segregate and remove such books and documents as the Seller may elect.

(b)	For a period of five years after the Closing Date, the Purchaser, the Bornemann Entities and their respective representatives shall have reasonable access to the books and other documents of the Bornemann Entities which any of the Sellers or any of the Sellers’ Affiliates may retain after the Closing, to the extent these are not also in the possession of the Bornemann Entities. The five-year period shall be extended by additional three years upon the reasonable request by the Purchaser made prior to the expiration of the initial period. The Sellers shall afford such access upon receipt of reasonable advance notice and during normal business hours. If the Sellers or any of their Affiliates desires to dispose of or destroy any of such books and documents prior to the expiration of the aforementioned period, the Sellers shall, prior to such disposition, give the Purchaser reasonable opportunity, at the Purchaser’s expense, to segregate and remove such books and documents as the Purchaser may elect.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c)	The Parties shall also reasonably co-operate in any other respect to ensure that all measures are taken which are required to close the transaction under this Share Purchase Agreement.

7.8	Termination of Contracts

Following satisfaction of the closing condition pursuant to Clause 4.2 (a) but prior to Closing of this Share Purchase Agreement he Sellers shall instruct the management of Bornemann GmbH that the Bornemann Entities will, solely based on the Purchaser’s instructions and stipulations, send out termination notices or other cancellation or discontinuation notices to those counterparties and regarding those agreements where the counterparty or end-customer is located in a country listed in Annex 5.10 (a)-2 with effect before the Closing as directed by the Purchaser. The Sellers shall not be liable to the Purchaser for the consequences of any such early termination and do not warrant or guarantee the permissibility, validity or enforceability of such early termination. The Purchaser indemnifies the Sellers from all commitments, obligations or liability, which result or could result from or in connection with any early terminations of contracts pursuant to this Clause 7.8.

7.9	Registration of IP-Rights

The Sellers shall immediately following the signing of this Share Purchase Agreements instruct the management of Bornemann GmbH to have the Bornemann Entities to file the applications for registration listed in Annex 7.9 of the IP-Rights listed in Annex 7.9. The Sellers shall not be liable to the Purchaser and Affiliates of the Purchaser for the timely registration of such IP-Rights.

Clause 8

Liability

8.1	Damages

(a)

If a guarantee given by one of the Sellers pursuant to Clause 5 is incorrect in whole or in part, or if the Sellers or any of them wrongfully breach an obligation under Clause 7.1, subject to the following, such Sellers shall pay to the Purchaser the amount that is necessary to put the relevant Bornemann Entity or, in case of the Guarantees contained in Clauses 5.1 to 5.3 at the Purchasers election, the Purchaser or the relevant Bornemann Entity into the position it would be in if the guarantee had been correct (section 249 et seq. of the German Civil Code). The Purchaser shall first give the relevant Seller(s) the opportunity to – without undue delay, but at the latest within four weeks after the notification of the claim – re-establish factually the position that would have existed if the guarantee had been correct or if the obligation under Clause 7.1 had not been wrongfully breached (Naturalrestitution); the foregoing shall not apply if and to the extent such factual restoration is not possible or the Sellers have refused such restoration. To the extent that the factual restoration does not remedy all damages which are covered by this Share Purchase Agreement, additional damages are to be covered by monetary compensation pursuant to this Clause 8.

The Purchaser may claim indirect damages, consequential damages and loss of prospective profits pursuant to Clause 8.1 (a) only to the extent that these are typical and foreseeable consequences of a breach of the respective Guarantee made in Clause 5 or the violation of the respective obligation listed in Clause 7.1 and the damages are covered by protective purpose of the relevant Guarantee or in Clause 7.1 listed obligation. Under no circumstances payment of (i) other indirect damages, consequential damages and losses of prospective profits, (ii) in case of Guarantees pursuant to Clauses 5.4 to 5.14 decreases in value of the Sold Shares and other participations in Bornemann Entities and (iii) loss of prospective profits of the Purchaser in respect of an onward sale of Sold Shares or a Bornemann Entity (or parts thereof). Equally excluded is a compensation for internal costs (including personal and general costs).

The damage shall be calculated according to the principles of advantage settlement (Vorteilsausgleichung), deducting any present and future advantages related to the respective facts (including tax advantages, to the extent they have not until the date of the compensation of damages reduced an indemnification claim of the Purchaser according to § 9.2 (b) (i), and “new for old” deduction). To the extent that a Bornemann Entity is entitled to insurance claims under its insurance coverage which existed prior to the Closing Date or to other enforceable claims against third parties, the damages to be paid shall be reduced by the amount of such claims. Likewise insurance claims are to be deducted, which would exist, if the insurance coverage which existed as of the Closing Date had been continued without change. In as far as a Bornemann Entity has an enforceable claim against one of the customers listed in Annex 8.1 (a), as an exception, only 50% of such claim is to be deducted of the damages to be compensated by the Sellers, if and to the extent a Bornemann Entity has waived this claim based on economically reasonable grounds for the prosperous continuation of the customer relationship.

If the Purchaser requests from the Sellers the creation of the guaranteed condition of a Bornemann Entity (by monetary compensation), any compensation for a damage incurred by a company that is not wholly (directly or indirectly) owned by Bornemann GmbH shall be limited to the part of this damage that corresponds to the Sellers’ shareholdings in the respective company calculated on a look-through basis.

(b)	The Sellers shall only be liable for damages pursuant to Clause 8.1 (a) in accordance with their respective responsibility. The actions, omissions or knowledge of one Seller or of such Seller’s vicarious agent (Erfüllungsgehilfe) shall not be attributed to another Seller.

If any of the Guarantees given in Clause 5.1, Clause 5.2, Clause 5.5 (e) – (g) or Clause 5.10 (e) – (g) is incorrect in whole or in part, or if the Sellers or any of them wrongfully breach an obligation under Clause 7.1, only those Sellers whose Guarantees given in Clause 5.1, Clause 5.2, Clause 5.5 (e) – (g) or Clause 5.10 (e) – (g) are incorrect in whole or in part or who have wrongfully breached their obligations under Clause 7.1 shall be liable pursuant to Clause 8.1 (a).

To the extent that the Sellers are liable pursuant to Clause 8.1 (a) due to the incorrectness of any other of the Guarantees given in Clause 5, the Sellers shall be obliged to pay only the part of the damage to be compensated pursuant to Clause 8.1 (a) that corresponds to their respective percentage share in the purchase price pursuant to Clause 2.1 (d). Irrespective of whether only one Seller or more Sellers are liable due to the incorrectness of one of these Guarantees , Möller-Borneman is therefore obliged to pay at most 52.985%, Wülfing Vermögensverwaltung at most 2% and BWK at most 45.015% of the damage to be compensated pursuant to Clause 8.1 (a).

(c)	If one of the Guarantees set out in Clause 6 is incorrect in whole or in part, the Purchaser shall pay monetary damages to the Sellers (section 249 et seq. of the German Civil Code). Clauses 8.1 (a), 8.1 (e), 8.4 (a), 8.4 (c) and 8.6 shall apply mutatis mutandis. For the avoidance of doubt, Clause 8.5 (b) shall also apply.

(d)	Irrespective of other obligations for the payment of damages or indemnification by the Sellers or the Purchaser based on this Share Purchase Agreement, the Purchaser will

(i)	indemnify from any liability resulting from or relating to the participation of the Sellers in a Bornemann Entity or any act by the Sellers in their capacity as shareholders’ of Bornemann GmbH, and

(ii)	indemnify from any liability for obligations of the Bornemann Group, if and to the extent the none-existence of such obligation is not subject of a Guarantee given under Clause 5,

each Seller and those Companies affiliated with it (except for Bornemann Entities),.

This obligation to indemnify does not apply for the benefit of a Seller or the Companies affiliated with it, if and to the extent this person acted fraudulent and intentional. The obligation to indemnify that relates to a liability regarding a Bornemann Entity, which is not (directly or indirectly) wholly owned by the Purchaser or one of the companies affiliated with it, is limited to this part of the liability, which equates to the effective (durchgerechnet) participation of the Purchaser (or its affiliated company) in the respective company.

(e)	Section 254 of the German Civil Code (contributory negligence) shall be applicable to the claims for damages arising from this Share Purchase Agreement.

(f)	Each payment of damages made by a Seller based on this Share Purchase Agreement shall be deemed to be an adjustment of the purchase price.

8.2	Value adjustments and accruals in the Economical Effective Date Statements

The Sellers shall not be liable pursuant to Clause 8.1 for the incorrectness of a guarantee as set out in Clause 5 to the extent that the damage eligible for the payment of a compensation has – through depreciation, specific value adjustments, liabilities or accruals (including general value adjustments) relating to such damage or the set of circumstances underlying such damage – been covered in an item of the Economical Effective Date Statements and has been taken into account when fixing the purchase price pursuant to Clause 2.1.

8.3	Awareness of the Purchaser, disclosure

Claims of the Purchaser arising from Clause 8.1 due to the incorrectness of a guarantee shall be excluded

(a)	if the Purchaser was aware of the facts constituting the incorrectness of a guarantee (except for the Guarantees in Clauses 5.1, 5.2 and 5.3) before entering into this Share Purchase Agreement. For purposes of this Clause 8, the Purchaser shall only be deemed to have been aware if one of the individuals listed in Annex 8.3 (a) was aware of the facts constituting the incorrectness of a guarantee before entering into this Share Purchase Agreement, it being irrebuttably presumed that the Purchaser is aware of all facts that are or were disclosed

(i)	in this Share Purchase Agreement (including the Annexes),

(ii)	in the Information Memorandum,

(iii)	in the Due Diligence Documents (as hereinafter defined),

provided that the facts constituting the incorrectness of a guarantee have been disclosed in such a way that an objective third party with business experience in the “pump” industry in general but unfamiliar with the Bornemann Entities, acting with due care would have detected them.

(b)	for the purposes of this Share Purchase Agreement, “Due Diligence Documents” are exclusively the following documents that have been provided to the Purchaser: (i) the written management presentation dated 5 September 2012 (“Management Presentation”) , (ii) the financial factbook of Ebner Stolz Mönning & Bachem dated 17 August 2012 that has been provided by the Sellers and the vendor environmental due diligence report of Tauw dated 28 August 2012 that has also been provided by the Sellers (together “VDD Reports”), (iii) the documents that have been made available to the Purchaser in the virtual data room operated by Merrill DataSite at the latest by [*] and accessible continuously through to the day of this notarization, or which have been made available to the Purchaser in the data room after [*] until no later than [*] (and were accessible continuously through to the

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

day of this notarization) following the request of the Purchaser (based on a question and for substantiation of the disclosure) (the “Data Room Documents”) . Electronic copies of (i) the Information Memorandum, (ii) the Management Presentations, (iii) the VDD Reports and (iv) the Data Room Documents will be deposited with the law firms Linklaters LLP, Düsseldorf and Hengeler Mueller, partnership of attorneys-at-law, Düsseldorf for a period of three years for the purpose of evidence and all Parties shall have access to such copies; in case the law firms have been notified by one of the Parties of a dispute, the law firms shall continue to keep the aforementioned copies until the law firms have been notified by all Parties that all respective disputes have been resolved.

8.4	De minimis and maximum liability

(a)	Claims of the Purchaser arising from the Guarantees given in Clause 5 shall only exist

(i)	if the damage eligible for the payment of a compensation pursuant to Clause 8.1 (a) exceeds the amount of EUR 100,000 in the individual case and

(ii)	if all damages eligible for the payment of a compensation pursuant to Clause 8.1 (a) in the aggregate exceed the amount of EUR 1,000,000 ,

the above amounts being thresholds, so that the whole damage and not only the damage exceeding the relevant amount may be asserted.

(b)	Save for the following paragraph, claims of the Purchaser against the Sellers from this Share Purchase Agreement, except for claims from or in connection with Clauses 1, 2.3, 2.4, 4, 5.1 to 5.3 (except for Clause 5.3 (c)) regarding the Bornemann Subsidiaries except for Bombas Bornemann SRL, Argentinia, and Bornemann Inc, Canada, 7.5, 9, 10.4, 11.2 and 11.3 are each limited to a total amount of 8% of the Final Purchase Price attributable to this Seller pursuant to Clause 2.1 (d).

Moreover, claims of the Purchaser against the Seller due to a breach of Clause 3.1, 3.4, 3.5, 7.1 through 7.4 and 7.7 through 7.9 are each limited to a total amount of 8% of the Final Purchase Price attributable to this Seller pursuant to Clause 2.1 (d), to the extent that the breach is caused by simple negligence; in all other cases the liability from these provisions is limited to a total amount of the Final Purchase Price attributable to this Seller pursuant to Clause 2.1 (d).

(c)	All of the Purchaser’s claims against a Seller arising from or in connection with this Share Purchase Agreement (for whatever legal reason, including the Guarantees set out in Clauses 5.1, 5.2 and 5.3) shall – in the aggregate – be limited to an amount corresponding to the Final Purchase Price share attributable to this Seller pursuant to Clause 2.1 (d). The Sellers cannot maintain towards the Purchaser that the obligation for delivery of the Sold Shares has been met.

8.5	Limitation period

(a)	Claims of the Purchaser pursuant to Clause 8.1 based on the incorrectness of one of the guarantees set out in this Share Purchase Agreement shall become time-barred eighteen months after the Closing Date. However, this shall not apply to the liability of a Seller due to the incorrectness of one of the Guarantees set out in Clauses 5.1, 5.2 and 5.3, for which a limitation period of 7 years as of the Closing Date shall apply.

(b)	To the extent permitted by law and unless expressly otherwise provided in this Share Purchase Agreement, any other claims arising from or in connection with this Share Purchase Agreement – excluding primary claims to perform the contract and secondary claims based on non-performance which expire after 7 years – shall become time-barred three years after the Closing Date. Claims of the Sellers arising from the guarantee to [*] as provided in Clause 7.6 (a) shall become time-barred 6 months after a breach, but in no event later than [*] and 6 months after the Closing Date. The Sellers right for indemnification pursuant to Clause 8.1 (d) expires after 7 years as of the Closing Date.

8.6	Procedure in case of warranty claims

(a)	If a person, who serves as a President, Chief Financial Officer, Head of Global Operations, Head of Global Market/Integration Leader or General Counsel within the division of the group, to which the Purchaser is belongs and to which the Bornemann Entities report, receives knowledge of the inaccuracy of one of the

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Guarantees contained in Clause 5, which could lead to liability of a Sellers from this Share Purchase Agreement or of a violation of one of the obligations listed in Clause 7.1, the Purchaser will within 4 weeks after obtaining such knowledge, inform the relevant Seller’s in writing.

(b)	If a third party in writing or in any other specific and serious way asserts a claim against the Purchaser or one of the Bornemann Entities that may lead to one or more Sellers becoming liable under this Share Purchase Agreement (“Third Party Claim”), the Purchaser shall ensure that the concerned Sellers and their agents are given the opportunity to participate in warding off the claim at their own expense. To this end, the Purchaser shall provide copies of the correspondence that has taken place with respect to the Third Party Claim to the Sellers and their respective agents, allow them to make copies of all other documents relevant in any kind with respect to the Third Party Claim as well as give them the opportunity to meet and talk to the managers and employees and grant them access to the respective sites during normal business hours and after having given a reasonable advance notice. Furthermore, the Purchaser shall inform the Sellers in due time about all significant meetings with the respective third party concerning the Third Party Claim and shall give the Sellers and their agents the opportunity to take part in such meetings. The Purchaser shall – within the framework of its obligation to mitigate any damage – take into account any comments and suggestions made by the Sellers and their agents with respect to the warding off of the claim. The Purchaser shall defend the Third Party Claim in a good faith effort to balance the interests of the Sellers to minimise liability with the going concern interests of the Purchaser and the Bornemann Entities.

The Purchaser will, before a Third Party Claim or its underlying circumstances are accepted or a amicable settlement in this regard is entered into, inform the Sellers and give them sufficient opportunity for a response. The Parties will based on the principles of good faith seek to achieve amicable arrangement regarding the next steps. To the extent that a Third Party Claim or its underlying circumstances are accepted or a amicable settlement in this regard is entered into without the consent of the Sellers, the Purchaser may – save for the following provisions – claim damages from the Sellers for the Third Party Claim only in the amount the Third Party Claim existed without the acceptance or an amicable settlement. Provided that the requirements of an inaccuracy of one of the Guarantees contained in Clause 5 are met or a culpable violation of an obligation contained in Clause 7.1 takes place, the Purchaser may, in as far as a Third Party Claim is brought by one of the customers listed in Annex 8.1 (a) and this Third Party Claim or its underlying circumstances are accepted or a amicable settlement in this regard is entered into without the consent of the Sellers, claim from the Sellers those damages from the Third Party Claim, in the amount the Third Party Claim existed without the acceptance or an amicable settlement, plus 50% of the exceeding sum under the acceptance or amicable settlement, if and to the extent the acceptance or an amicable settlement was based on economically reasonable grounds for the prosperous continuation of the customer relationship.

(c)	If the Purchaser breaches one of the obligations referred to in letter (a) or (b), the Sellers shall not be liable with respect to the respective facts to the extent that the Sellers can prove that the respective damage would not have been incurred had the obligation been fulfilled.

8.7	Exclusion of further claims

This Clause 8 shall comprehensively regulate the question of legal consequences of the incorrectness of one of the Guarantees set out in Clause 5 and Clause 6 and the violation of one of the obligations set out in Clause 7.1 (if this Clause 8 explicitly provides for legal consequences of a breach of the obligations contained in Clause 7.1). Unless expressly otherwise provided in this Share Purchase Agreement, there are no further claims of the Parties arising from or in connection with this Share Purchase Agreement (for whatever legal reason) except for the (primary) claims for performance, claims for non-performance of the obligation to transfer the Sold Shares under this Share Purchase Agreement and claims for default interest pursuant to section 288 German Civil Code. In particular the Purchaser’s statutory warranty claims (section 434 et seq. of the German Civil Code) and claims arsing from any breach of contractual or pre-contractual obligations (culpa in contrahendo, sections 280 – 282 of the German Civil Code, section 311 para. 2 of the German Civil Code) or any frustration of contract (section 313 of the German Civil Code) are excluded. None of the Parties is entitled to rescind or otherwise cancel this Share Purchase Agreement, with the exception of the rights of rescission as set out or reserved in Clause 10. Claims that cannot be excluded according to mandatory legal provisions, in particular due to wilful misconduct (vorsätzliches Verhalten) or fraudulent misrepresentation (arglistige Täuschung) of a Party, shall not be affected hereby.

Clause 9

Taxes

9.1	Tax Guarantees

The Sellers give the Purchaser an absolute abstract guarantee (verschuldensunabhängige Einstandspflicht) within the meaning of section 311 para. 1 of the German Civil Code that the statements set forth in this Clause 9.1 (hereinafter referred to as the “Tax Guarantees”) are, unless they expressly relate to a specific point in time, true and correct as at the day of conclusion of this Share Purchase Agreement.

The Tax Guarantees included in this Clause 9.1 are given individually by each Seller. The content and scope of the Tax Guarantees as well as the legal consequences of a Tax Guarantee being incorrect shall be exclusively governed by this Clause 9. For the avoidance of doubt, the Tax Guarantees neither constitute quality agreements within the meaning of section 434 of the German Civil Code nor guarantees within the meaning of sections 443, 444 of the German Civil Code.

All tax guarantees contained in Clause 9.1 are given with restriction to the knowledge of the Sellers. The knowledge of the Sellers for the guarantees pursuant to this Clause 9.1 are given based on the respective Seller and limited to its knowledge, which is ascertained for each Seller individually. For purposes of this Clause 9.1 the knowledge of a Seller comprises all circumstances, which one of the persons attributed to a Seller according to Annex 5, was aware of at the time of conclusion of this agreement or on the Closing Date, after the persons attributed to a Seller according to Annex 5 have presented to Messrs. Gero von der Wense, Friedrich Harten, Gerhard Rohlfing, Oliver Best and Hajo Hartmann the guarantees listed in Clause 9.1 for their review, explained its relevance in detail, given the mentioned persons sufficient time for review and subsequently diligently questioned them in this regard, provided that in as far as knowledge at the time of conclusion of this Share Purchase Agreement is relevant, this happened no more than 7 calendar days prior to execution of this Share Purchase Agreement, whereas knowledge of one Seller is not attributed to any other Seller.

(a)	The Bornemann Entities have always timely filed (including extension of filing periods) their Tax returns (Steuererklärungen), their Tax (as defined below) declarations (Steueranmeldungen), advance Tax declarations (Steuervoranmeldungen) and other declarations in connection with Taxes (including schedules and attachments thereto) required to be filed with a Tax Authority (together “Tax Returns”).

(b)	The Bornemann Entities have paid and/or withheld all material Taxes including Tax prepayments pursuant to the respective applicable law and the respective applicable regulations of the Tax Authorities (as defined below), and transferred the respective Taxes to the respective competent Tax Authority or other competent authorities if and to the extent such Taxes have become due and payable prior to or on the Closing Date.

(c)	The Bornemann Entities have access to all documents, records and information relating to the period ending on the Closing Date that are (i) necessary for the filing of all outstanding Tax Returns of the Bornemann Entities, (ii) required in the course of Tax examinations, audits or litigations or (iii) pursuant to applicable laws required by any Tax Authority to maintain or preserve.

(d)	All material transactions between the Bornemann Entities on the one hand and any related person on the other hand were conducted on terms which comply with the dealing at arm’s length principle (Fremdvergleichsgrundsatz) under the respective applicable Tax law.

(g)	No claim for any unpaid material Taxes has become an encumbrance against any assets or property of the Bornemann Entities.

(h)	There are no agreements or consents currently in effect and no such agreements or consents have been requested for the waiver of any statute of limitations or extension of time with respect to an assessment or collection of any material Taxes of the Bornemann Entities, other than an extension arising out of an extension of the due date for filing a Tax Return.

9.2	Indemnification obligation of the Sellers

(a)	Pursuant to this Clause 9, the Sellers shall pay to the Purchaser the amount which is necessary to indemnify the Bornemann Entities against any obligation to pay the following Taxes:

(i)

Taxes, which relate to assessment periods that have ended before the Economical Effective Date or – in the event of assessment periods beginning on or prior to the Economical Effective Date and ending after the Economical Effective Date – relate to the part of these assessment periods ending on the Economical Effective Date (including, for the avoidance of doubt, Tax related ancillary obligations (in particular interest payments) on any Pre-Economical Effective Date Taxes, even if they are levied for or in periods following the Economical Effective Date) (such period the “Pre-Economical Effective Date Period” and the Taxes relating thereto the “Pre-Economical Effective Date Taxes”);

(ii)	fees for delay, late-filing penalties, surcharges pursuant to section 162 para. 4 German Fiscal Code, interest, late-payment penalties, coercive fines pursuant to the German Fiscal Code or any comparable non-German provisions, fines and penalties which would not have been payable by the Bornemann Entities if the Tax Guarantee pursuant to Clause 9.1 had been correct;

(Taxes to be indemnified according to (i) through (ii) “Indemnifiable Taxes”).

“Taxes” within the meaning of this Share Purchase Agreement are (i) all taxes pursuant to section 3 of the German Fiscal Code (Abgabenordnung – AO) or any comparable non-German provisions (including withholding on amounts paid to or by any person), including tax-related ancillary obligations associated therewith pursuant to section 3 para. 4 of the German Fiscal Code or any comparable non-German provisions, (ii) secondary liabilities in respect of taxes and tax ancillary payments within the meaning of (i) owed (x) by third parties (Steuerhaftungen) or (y) under a legal obligation, (iii) social security charges (Sozialversicherungsbeiträge), and (iv)] any penalty, fine, surcharge, cost, expenses or addition thereto resulting from or relating to the positions under (i) through (iii), except for deferred taxes and notional disadvantages such as the reduction of loss carry forwards or of depreciation amounts.

“Tax Authority” within the meaning of this Share Purchase Agreement means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration or collection of Tax or enforcement of any law in relation to Tax.

If and to the extent that any claim of the Purchaser pursuant to this Clause 9.2 (a) refers to one of the Bornemann Entities in which the Sellers directly or indirectly held less than 100% of the equity on the Closing Date, the Sellers shall be obliged to indemnify only on a pro rata basis, i.e. the Tax Indemnification Claim pursuant to Clause 9.2 (a) shall be limited to the amount that would result if the Sellers’ percentage share in the respective Bornemann Entity’s equity is multiplied by the amount of the claim that would result had the Sellers held 100% of the respective Bornemann Entity’s equity on the Closing Date.

(b)	The Sellers are under no obligation to provide any indemnification under Clause 9.2 (a)

(i)	to the extent that – due to circumstances or facts giving rise to a claim of the Purchaser pursuant to Clause 9.2 (a) (“Tax Indemnification Claim”) – a tax assessment base of the Purchaser, one of the Bornemann Entities or any company affiliated with the Purchaser or – after the Closing Date – one of the Bornemann Entities (together the “Purchaser’s Group”) is directly or indirectly reduced for example because of higher depreciations, the increase in the valuation for tax purposes of assets, the non-acceptance of liabilities or accruals (deferral) (“Tax Benefit”); the Tax Indemnification Claim pursuant to Clause 9.2 (a) is thus reduced by (i) the amount of any Tax Benefits realised until the Tax Indemnification Claim has become due (by means of reduced payment, set-off, increased refund or in any other way) and (ii) the net present value of future, abstractly realisable Tax Benefits (calculated at a flat rate and based on a statutory tax rate of 15.825% p.a. in case of German corporate income tax and 15% p.a. in case of German trade tax, to the extent that the reduction of the assessment base reduces the taxable income for German tax purposes, and 19% p.a. in case of German value added tax, and in case of foreign Taxes the respective statutory Tax rate for the respective Tax under the applicable foreign law, as well as a on a discounting of 2% p.a., while it is assumed that all abstractly realisable Tax Benefits have been realised at the end of a 5 year period following the Closing Date at the latest. If and to the extent the Tax Benefits results from the determination of a fair market value (Teilwert) for the business line “Exzenterschneckenpumpen” hived down from Joh. Heinr. Bornemann GmbH to its subsidiary Borex GmbH pursuant to Section 123 para. 3 German Transformation Act on the basis of the hive-down agreement dated 27 June 2011, which is higher than EUR 1,465,744.94, the assumption that all abstractly realisable Tax Benefits have been realised at the end of a five year period does not apply; in this case, the net present value of the Tax Benefits shall be calculated on the basis of the respective individual depreciation period for the assets, the tax book value of which is increased due to the higher fair market value. The preceding sentences do not apply if and to the extent a Tax Benefit has already reduced a claim of the Purchaser according to Clause 8.1 (a);

(ii)	to the extent that the respective Indemnifiable Tax has been specifically covered in a liability or provision for Taxes of the Economical Effective Date Statements as set out in detail in the Tax Annex and has been taken into account when fixing the purchase price pursuant to Clause 2.1;

(iii)	to the extent that the Indemnifiable Taxes causally result from (i) a change of the accounting principles of the Bornemann Entities after the Closing Date for the Pre-Economical Effective Date Period or (ii) a transaction or action (including changes regarding the exercise of Tax options for the Pre-Economical Effective Date Period, the termination of a Tax group structure existing as at the Closing Date, the approval or implementation of a restructuring measure or the sale of an asset, excluding, for the avoidance of doubt, any change in the transfer pricing policy of the Bornemann Entities for periods after the Closing Date which shall not exclude an indemnity claim of the Purchaser, provided, however, that such change is made in accordance with applicable tax law), made by the Purchaser or one of the Bornemann Entities after the Closing Date, in each case unless such change, transaction or action under (i) or (ii) is required under applicable law or any official guidance by the competent Tax Authority or requested or approved by the Sellers in writing. The preceding sentence does not apply if and in as far as (x) the change, transaction or action pursuant to (i) or (ii) of the preceding sentence is compulsory pursuant to applicable law or published opinion by a competent Tax Authority or requested by the Sellers or agreed to in writing by the Sellers or (y) the change, transaction or action pursuant to (i) or (ii) of the preceding sentence is initiated or executed by a Bornemann Entity in which the Sellers held less than 100% of the equity on the Closing Date, provided that the Purchaser proves in this case that it could not prevent the change, transaction or action, even though it used its best efforts to prevent the respective change, transaction or action;

(iv)	to the extent that a compensation has been received for the respective Indemnifiable Tax from a third party or there is a valid and enforceable claim for compensation with respect to this Indemnifiable Tax against a third party;

(v)	if and to the extent that the Purchaser has violated one of the provisions set out in Clause 9.5 as regards the respective Indemnifiable Tax and as a consequence the Sellers are hindered from their possibility to fend off the Indemnifiable Tax, to the extent that such action against the Indemnifiable Tax would have been successful;

(vi)	if and to the extent the Pre-Economical Effective Date Taxes have been paid until or on the Economical Effective Date, unless the payment or prepayment of the Pre-Economical Effective Date Taxes has been taken into account when determining the Tax Advance Claim resulting in an increase of the Tax Advance Claim;

(vii)	if – after having taken into account Clause 9.2 (b) (i) to (vi) – the respective individual Tax Indemnification Claim does not exceed the amount of €20,000 (which, for the avoidance of doubt, shall not be determined on a Seller by Seller basis) and if and to the extent that all of the Purchaser’s Tax Indemnification Claims determined in this way in the aggregate do not exceed the amount of €200,000 (which, for the avoidance of doubt, shall not be determined on a Seller by Seller basis).

(c)	Claims of the Purchaser under Clause 9.2 (a) shall become due and payable within fifteen Banking Days after the Sellers have received the corresponding letter notifying the claim (which has to contain copies of the relevant notices of assessment), but not earlier than two Banking Days prior to the respective Tax becoming due. The Sellers shall not be jointly and severally, but severally liable for the indemnification owed by them pursuant to this Clause 9.2 in accordance with the Bornemann Shareholding Ratio. Möller-Bornemann shall thus be liable for the indemnification regarding 52.985%, Wülfing Vermögensverwaltung for the indemnification regarding 2% and BWK for the indemnification regarding 45.015% of the total indemnification amount. If and to the extent that the amount of the Taxes to be compensated by the Sellers according to Clause 9.2 is reduced as compared to any compensation that has already been paid by the Sellers, (e.g. due to a successful legal remedy against an underlying Indemnifiable Tax), the Purchaser shall pay the difference, plus any interest paid or credited by the Tax Authorities (but minus any Taxes thereon) related to this difference, to the Sellers according to the Bornemann Shareholding Ratio, i.e. 52.985% of the total amount to be paid to Möller-Bornemann, 2% to Wülfing Vermögensverwaltung and 45.015% to BWK.

(d)	Each individual claim of the Purchaser arising from Clause 9.2 (a) shall become time-barred separately and on the earlier of (i) the expiry of six months after the formal unappealability of a tax assessment notice following the conduction of a tax audit within the meaning of §§ 193 et seq. German Fiscal Code (Abgabenordnung—AO) or a comparable provision under foreign law or (ii) the expiry of seven years after the Closing Date.

9.3	Tax refund

(a)	From an economic point of view, the Sellers shall be entitled to any refunds of Taxes of the Bornemann Entities which relate to the Pre-Economical Effective Date Period (including any corporate income tax credit of the Bornemann Entities). Therefore, the Purchaser shall

(i)	after it has received after the Economical Effective Date such a Tax refund for one of the Bornemann Entities by means of payment, set-off, deduction or in any other way or

(ii)	after one of the Bornemann Entities has received after the Economical Effective Date such a Tax refund,

pay the respective amount refunded as an additional purchase price to the Sellers, unless – and to such extent – the Tax refund relates to amounts which have been taken into account when determining the Tax Advance Claim resulting in an increase of the Tax Advance Claim. The amount to be paid according to the preceding sentence shall be limited to the respective refunded amount minus (x) any Taxes levied on the Tax refund, which are payable by any member of the Purchaser’s Group, and (y) any Tax disadvantage of any member of the Purchaser’s Group arising in periods after the Economical Effective Date out of circumstances which directly or indirectly lead to a Tax refund; Clause 9.2 (b) (i) shall apply accordingly as regards the determination of the amount of such Tax disadvantage.

If and to the extent that a Tax refund pursuant to this Clause 9.3 (a) refers to one of the Bornemann Entities in which the Sellers directly or indirectly held less than 100% of the equity on the Closing Date, the Purchaser shall be obliged to reimburse only on a pro rata basis, i.e. the claim pursuant to this Clause 9.3 (a) shall be limited to the amount that would result if the Sellers’ percentage share in the respective Bornemann Entity’s equity is multiplied by the amount of the claim that would result had the Sellers held 100% of the respective Bornemann Entity’s equity on the Closing Date.

Clause 9.2 (b) (vii) shall apply accordingly to any claims of the Sellers under this Clause 9.3 (a).

(b)	Furthermore, the Purchaser shall pay to the Sellers an amount corresponding to the liabilities or accruals for Taxes accounted for in the Economical Effective Date Statements as set out in detail in the Tax Annex, if and to the extent they have been taken into account when fixing the purchase price pursuant to Clause 2.1 and such Tax liabilities or Tax provisions may be dissolved because it finally turns out based on a non-appealable assessment of the competent Tax Authority that the underlying Taxes are to be paid neither by the Bornemann Entities nor by the Purchaser (“Non-required Tax Liabilities or Tax Accruals”). If and to extent such Taxes are later to be paid by the Bornemann Entities or by the Purchaser due to a new or amended assessment of the competent Tax Authority, Clause 9.2 (a) applies provided, however, that Clause 9.2 (b) (vii) and Clause 9.2 (b) (ii) do not apply.

(c)	The Purchaser shall notify the Sellers in writing of the refunds set out in Clause 9.3 (a) or the Non-required Tax Liabilities or Tax Accruals defined in Clause 9.3 (b) without undue delay and not later than within five Banking Days after it has received the respective assessment or any other notice in this regard from the competent Tax Authority or after the Non-required Tax Liabilities or Tax Accruals can be dissolved. The amount to which the Purchaser is entitled pursuant to Clause 9.3 (a) shall become payable to the Sellers within two Banking Days after it has been received by means of payment, set-off, deduction or in any other way by the Purchaser or the Bornemann Entity while the amount to which the Purchaser is entitled pursuant to Clause 9.3 (b) shall become payable to the Sellers within 10 Banking Days after the annual financial accounts of the respective Bornemann Entity have been adopted in which the Non-required Tax Liabilities or Tax Accruals are no longer accounted for. The Purchaser shall pay the amount to the Sellers according to the Bornemann Shareholding Ratio, i.e. it shall pay 52.985% of the amount to Möller-Bornemann, 2% to Wülfing Vermögensverwaltung and 45.015% to BWK.

(d)	Claims a Seller is entitled to pursuant to Clause 9.3 shall become time-barred six months after the Sellers have received the written notification pursuant to Clause 9.3 (c) from the Purchaser; however, in case of a claim pursuant to Clause 9.3 (b) such a claim shall not become time-barred until six months after the claim has become payable; in each case, however, not later than seven years after the closing date provided that and to the extent the Purchaser has fulfilled its obligation pursuant to Clause 9.3 (c).

9.4	Allocation of Taxes, cost shareing agreements

(a)	For the purpose of this Share Purchase Agreement, Pre-Economical Effective Date Taxes shall be determined as follows:

(i)	In the case of any Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, the Pre-Economical Effective Date Taxes shall be deemed equal to the amount that would be payable if the relevant assessment period (Veranlagungszeitraum) and the relevant fiscal year of the respective Bornemann Entity ended on the Economical Effective Date.

(ii)	Without limiting the generality of (a), in the case of transfer Taxes (x) other than VAT or (y) real estate transfer taxes or stamp duties triggered in connection with the Sale of the Bornemann Group, e.g. by entering into this Share Purchase Agreement, for which in the case of (y) only Clause 11.3 applies, any amounts attributable to business transactions (Geschäftsvorfälle) that occur on or prior to the Economical Effective Date shall be a Pre-Economical Effective Date Tax.

(iii)	Without limiting the generality of (a) and (b), in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, and other than transfer Taxes, such portion shall be deemed to be the amount of such Tax for the entire assessment period multiplied by a fraction, the denominator of which is the number of days of the entire assessment period and the numerator of which is in the case of a Pre-Economical Effective Date Tax the number of days of the portion of such period ending on (and including) the Economical Effective Date.

As far as complying with applicable law and accounting standards, all determinations necessary to give effect to the allocations under this Clause 9.4 shall be made in a manner consistent with the principles set out in § 3.2.

(b)	The Purchaser (i) is responsible that the Bornemann Entities will not exercise any claims based on cost sharing regarding Pre-Economical Effective Date Taxes on statutory grounds, against the Sellers or a company affiliated with one or more of them, and (ii) commits itself to indemnify the Sellers against all claims of the Bornemann Entities pursuant to (i).

(c)	The Sellers (i) are responsible that the neither the Sellers nor a company affiliated with one or more of them will exercise any claims based on cost sharing regarding Pre-Economical Effective Date Taxes on statutory grounds, against the Bornemann Entities or, and (ii) commit themselves to indemnify the Purchaser against all claims of the Sellers or a company affiliated with one or more of them pursuant to (i).

(d)	The Sellers commit themselves the terminate tax sharing or similar agreements governed by foreign law with the effect as of the Economical Effective Date.

9.5	Co-operation in Tax matters

(a)	The Purchaser undertakes to co-operate with the Sellers – fully in accordance with the principles of good faith – in all Tax matters of the Bornemann Entities which relate to the Pre-Economical Effective Date Period . This shall particularly apply to the preparation and filing of Tax Returns, the conduction of Tax audits, legal remedies or similar procedures as well as to correspondence with Tax Authorities. In detail:

(i)	The Purchaser undertakes (and accepts responsibility) that, as from the Closing Date, the Bornemann Entities will timely file all Tax Returns for the Pre-Economical Effective Date Period.

(ii)	If and to the extent that Tax Returns, which have to be filed on an annual basis, of the Bornemann Entities relate to the Pre-Economical Effective Date Period, they may not be filed, amended or otherwise be modified by the Purchaser or the Bornemann Entities after the Closing Date without the Sellers’ prior written consent, which shall not be unreasonably withheld. The Purchaser undertakes (and accepts responsibility) that drafts of such Tax Returns will be made available to the Sellers at least 30 days prior to the due date of the respective Tax Return. The consent of the Sellers is deemed to be granted if the Sellers do not provide the Purchaser within 20 Banking Days after having received the draft Tax Return with reasonably detailed, written comments in respect of the Tax Return. If the Sellers and the Purchaser cannot agree on the contents of such Tax Return, such Tax Return shall, if and to the extent it relates to the Pre-Economical Effective Date Period, be filed in accordance with the instructions given by the Sellers, provided such instructions comply with mandatory law.

(iii)	The Purchaser undertakes to inform the Sellers in writing within five Banking Days of any Tax audit ordered after the Closing Date or any other administrative or court proceedings relating to Taxes initiated after the Closing Date, each with respect to any of the Bornemann Entities, if the proceedings relate to the Pre-Economical Effective Date Period or circumstances, which may lead to a liability of the Sellers pursuant to Clause 9.2 (a) (ii) (such Tax audit a “Relevant Tax Audit” and such other administrative or proceeding a “Relevant Proceeding”). Once a Bornemann Entity is informed of, or receives a notice announcing a Relevant Tax Audit or a Relevant Proceeding after the Closing Date, the Purchaser shall inform the Sellers thereof in writing by sending a copy of the decree ordering such Relevant Tax Audit or of any comparable documentation.

(iv)	The Purchaser undertakes (and accepts responsibility) that, without the Sellers’ prior written consent, which shall not be unreasonably withheld and which shall be deemed granted if the Sellers have not responded to a respective request of the Purchaser within 15 Banking Days. neither the Purchaser nor any of the Bornemann Entities (i) will accept the results of Relevant Tax Audits vis-à-vis a Tax Authority, or (ii) will acknowledge Tax claims of Tax Authorities, which relate to the Pre-Economical Effective Date Period or claims covered by Clause 9.2 (a) (ii), or enter into settlements in this respect.

(v)	The Purchaser undertakes (and accepts responsibility) that after the Closing Date, with respect to the Pre-Economical Effective Date Period and circumstances, which may lead to a liability of the Sellers pursuant to Clause 9.2 (a) (ii), (i) the Sellers and the Sellers’ advisers, which are bound to secrecy by professional code, will be given the right to participate, at the Sellers’ own costs and expense and to the extent legally permissible, in meetings or the correspondence with Tax Authorities (including the right to participate in formal meetings with the Tax auditor in the case of Tax Audits, e.g. final meetings according to section 201 of the German Fiscal Code or comparable provisions of other jurisdictions), (ii) it will be requested that the Tax auditor poses any questions in writing and that such questions be forwarded to the Sellers for assessment and commentary purposes, and (iii) any comments of the Sellers will be included in the statements to Tax Authorities as the Sellers may demand, provided such comments comply with mandatory law.

(vi)	The obligation of the Purchaser to co-operate with the Sellers shall also include the provision of all relevant files, records and documents as well as the assistance by managing directors, managers and employees. The Purchaser undertakes that all files, records and documents which relate to the Bornemann Entities and could be relevant in connection with a Tax audit or tax investigation will be retained until the expiry of the applicable limitation period.

(vii)

The Purchaser undertakes (and accepts responsibility) that complete copies of all Tax assessment notices concerning Bornemann Entities, which are issued after the Closing Date and relate to the Pre-Economical Effective Date Period or to circumstances, which may lead to a liability of the Sellers pursuant to Clause 9.2 (a) (ii), will be provided to the Sellers within five Banking Days after their receipt by the respective Bornemann Entity. The Purchaser undertakes (and accepts responsibility) that, after the Closing Date (x) the respective Bornemann Entities will upon the Sellers’ written request not object to, or take other legal steps against, a Tax assessment notice to the extent it relates to the Pre-Economical Effective Date Period or to circumstances, which may lead to a liability of the Sellers pursuant to Clause 9.2 (a) (ii), provided that the Sellers’ expressly confirm in their request that the Taxes assessed in this Tax assessment notice, which relate to the Pre-Economical Effective Date Period or to circumstances, which may lead to a liability of the Sellers pursuant to Clause 9.2 (a) (ii), are covered by a Tax Indemnification Claim and that a payment obligation of the Sellers is in particular not excluded according to § 9.2 (b) (v), and (y) upon the Sellers’ request and in accordance with their instructions, the respective Bornemann Entities will object to, and take legal steps against, any decrees, Tax audits, orders, Tax assessment notices or decisions with respect to Taxes to the extent they relate to the Pre-Economical Effective Date Period or to circumstances, which may lead to a liability of the Sellers pursuant to Clause 9.2 (a) (ii), provided such requests and instructions comply with mandatory law. In the alternative, the Sellers may at all times decide that any legal steps regarding Relevant Tax Audits or Relevant Proceedings with respect to Pre-Economical Effective Date Taxes or circumstances, which may lead to a liability of the Sellers pursuant to Clause 9.2 (a) (ii), may be taken at the Sellers’ costs and expense by the Sellers’

selected advisers in the name and on behalf of the Bornemann Entities concerned. In this case, the Purchaser undertakes to authorise the Sellers’ adviser to represent the respective Bornemann Entity; it will give such authorisation without undue delay upon written request (by issuing a power of attorney or any other documents as deemed necessary by the Sellers). In a given case, the Purchaser will also instruct or otherwise prompt the Bornemann Entities to give such authorisation without undue delay as well. The designated advisor has to be replaced upon the written request of the Purchaser if there are compulsory (e.g. in accordance with applicable professional rules) reasons to request such replacement.

(viii)	If and to the extent the Purchaser violates any of its obligations under this Clause 9.5, the Purchaser undertakes to indemnify the Sellers against all futile costs and expenses caused by such violation and against all additional costs and expenses, to the extent such additional costs and expenses have exclusively been triggered due to the violation.

(ix)	Any reasonable external costs incurred by a member of the Purchaser’s Group and caused by the actions and other measures required or requested by the Sellers under this § 9.5 shall be borne by the Sellers and shall be reimbursed to the Purchaser.

(x)	If and to the extent that any obligation of the Purchaser under this Clause 9.5 refers to one of the Bornemann Entities in which the Sellers directly or indirectly held less than 100% of the equity on the Closing Date, the Purchaser shall be under no obligation under this Clause 9.5 (a) in connection with such Bornemann Entity if the Purchaser proves that it could not comply with the obligations and the provisions under this Clause 9.5 (a) due to the lack of full control over the respective Bornemann Entity.

(b)	The Sellers undertake to co-operate with the Purchaser – fully in accordance with the principles of good faith – in all Tax matters of the Bornemann Entities which relate to the period until and including the Closing Date. This shall particularly apply to the preparation and filing of Tax Returns, the conduction of Tax audits, legal remedies or similar procedures as well as to correspondence with Tax Authorities. The obligation of the Sellers to co-operate with the Purchaser shall also include the provision of all relevant files, records and documents as well as the assistance by managing directors, managers and employees, to the extent reasonably necessary in connection with Tax matters of the Bornemann Entities. The Sellers undertake that all files, records and documents which relate to the Bornemann Entities and could be relevant in connection with a Tax audit or Tax investigation will be retained until the expiry of the applicable limitation period.

9.6	Miscellaneous

All payments under this Clause 9 made by the Sellers to the Purchaser or made by the Purchaser to the Sellers shall constitute a Purchase Price reduction or increase, as the case may be. If and to the extent the Sellers effect any payments to one of the Bornemann Entities, such payments shall, to the extent legally permitted, be regarded as contributions made by the Purchaser to the capital of the respective Bornemann Entity and be treated as a Purchase Price reduction between the Parties.

Clause 10

Rescission of this Share Purchase Agreement

10.1	Grounds for rescission

(a)	Each Party may rescind this Share Purchase Agreement if the closing condition under Clause 4.2 (a) are not met at all (in particular due to a required approval being denied) or have not been met by [*]. The Purchaser may rescind this Share Purchase Agreement if the closing condition under Clause 4.2 (b) is not met on the Closing Date. In case the Purchaser has after 8 calender days following the expert agreed upon in Clause 4.2 (b) has determined the lack of the closing condition under Clause 4.2 (b) neither rescinded this Share Purchase Agreement nor requested consummation of this Share Purchase Agreement, the Sellers may rescind this Share Purchase Agreement.

(b)	The Sellers may jointly rescind this Share Purchase Agreement if the Purchaser fails to fulfil any or all of its obligations under Clause 4.4 within 2 Banking Days from the date on which the Closing should occur pursuant to Clause 4.1. The Purchaser may rescind this Share Purchase Agreement if one of the Sellers fails to fulfil any or all of its obligations under Clause 4.4 within 2 Banking Days from the date on which the Closing should occur pursuant to Clause 4.1.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

10.2	Declaration of rescission

In derogation of Clause 11.1, this Share Purchase Agreement shall be rescinded by the respective Party sending a written declaration to all other Parties by registered mail or by messenger.

10.3	Other rights of rescission

Except for the rights of rescission under Clause 10.1, all other rights entitling the Parties to rescind this Share Purchase Agreement or otherwise demand an annulment hereof shall be excluded.

10.4	Consequences of a rescission

Upon receipt of an effective declaration of rescission pursuant to Clause 10.2, all rights and obligations of the Parties under this Share Purchase Agreement shall cease to exist, without the Parties having any liability (except for a breach of their obligations under Clause 4 or for an incorrect guarantee given in Clause 5.1 or Clause 6.1). This Clause 10.4 as well as Clause 11 shall remain in effect. The confidentiality agreement between Lincoln International AG und ITT Corporation dated 2 and 3 July 2012 and between the Sellers, Bornemann GmbH, Lincoln International AG and ITT Corporation dated 31 August and 5 September 2012 shall continue in effect. The term of obligations and the limitation period of claims under such confidentiality agreement shall restart upon the termination of this Share Purchase Agreement becoming effective.

Clause 11

Final provisions

11.1	Notices

All declarations and notices under this Share Purchase Agreement shall be made in writing and sent to the following addresses by mail or telefax:

To Möller- Bornemann:	Dr. Clemens Wülfing Alte Hege 6 21521 Aumühle Fax Nummer: +49 761 15157215

With a copy to:	Dr. Hans Dehmer Günterstalstraße 70 79100 Freiburg Fax Nummer: +49 761 15157215

To Wülfing Ver- mögensverwaltung:	Ferdinand Wülfing Am Martinshof 22 79263 Simonswald Fax Nummer: +49 7683 909065

With a copy to:	Dr. Hans Dehmer Günterstalstraße 70 79100 Freiburg Fax Nummer: +49 761 15157215

To BWK:	Geschäftsführung Thouretstraße 2 70173 Stuttgart Fax Nummer: +49 711 22 55 7610

With a copy to:	Hengeler Mueller Dr. Maximilian Schiessl / Dr. Bernd Wirbel Benrather Straße 18-20 40213 Düsseldorf Fax Nummer: +49 211 8304 170

To the Purchaser:	ITT Germany Holdings GmbH FAO: The Managing Directors Mönchhofallee 9 65451 Kelsterbach Fax: +4961427953299

With a copy to:	ITT Corporation FAO: Mr. George Dalton 1133 Westchester Ave White Plains, NY, 10604 Fax: +19146962970

And to	Linklaters LLP Dr. Rüdiger Thiele Königsallee 49-51 40212 Düsseldorf Fax: + 49 211 2297789402

Each Party may change the above addresses or persons at any time by giving notice to all other Parties (in the form provided for in this Clause 11.1) within a period of two weeks.

Provided that the Parties have made an agreement to that effect for a particular case, it shall suffice to send an email to the addressee designated in the respective agreement. In this case, the subsequent sending of a duly signed declaration or an electronic signature cannot be demanded.

The Purchaser shall send copies of any declarations and notices given by the Purchaser to one of the Sellers under this Share Purchase Agreement to the respective other Sellers in the form provided for in this Clause 11.1.

11.2	Confidentiality

Each Party will treat the contents of this Share Purchase Agreement as well as all business and trade secrets and confidential information it obtains about the respective other Parties in connection with this Share Purchase Agreement or the execution hereof as strictly confidential; it will not disclose such information to any third parties without the express consent of the Parties concerned. Press releases and other publications in connection with this Share Purchase Agreement require the consent of the other Parties. The above provisions shall not apply to the extent a Party is obliged to disclose information on the basis of statutory requirements, an executable decision issued by a competent authority or court or by stock exchange rules. But even in such a case, the respective Party will – to the extent legally permitted and possible in view of the circumstances – inform the other affected Parties thereof in advance and co-ordinate the content of the declaration with them.

11.3	Costs

The [*] economically bears [*] the costs accrued on the level of the Bornemann Entities for (i) EbnerStolz and local accountants of the Bornemann Entities for the audit of the Economical Effective Date Statements, (ii) the Vendor Environmental Due Diligence Report rendered by Tauw dated 28 August 2012, (iii) for answering questions during the Q&A process and the participation in expert rounds by the attorneys of Göhmann Rechtsanwälte, (iv) the bonuses listed in Annex 5.9 (e) for employees of the Bornemann Entities, (v) making available the electronic data room run by Merrill DataSite as well as (vi) the actuarial pension evaluation report up to a maximum amount of EUR [*]. All taxes in conjunction with any measures listed in the previous sentence are borne by the [*]. All transactions taxes (including real estate transfer tax) and fees (including notary fees and any fees accrued in merger control proceedings), incurred in connection with this Share Purchase Agreement and the execution hereof, shall be borne by the [*]. Unless expressly provided otherwise herein, each Party shall bear its own costs, including the costs of its advisers.

11.4	Ancillary agreements; Amendments

(a)	This Share Purchase Agreement shall be the entire agreement between the Parties as regards the subject matter hereof; ancillary agreements have not been made. Except for the confidentiality agreement dated 2 and 3 July 2012 and dated 31 August and 5 September 2012, which will be in effect until the closing of this Share Purchase Agreement, all previous agreements of the Parties in connection with the subject matter hereof shall be replaced by this Share Purchase Agreement.

(b)	In order to become effective, amendments to this Share Purchase Agreement as well as waivers of any rights hereunder need to be in written form and shall expressly refer to this Share Purchase Agreement, unless a stricter form is required by law. This shall also apply to the waiver of the written form requirement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

11.5	Assignment; Third party rights

(a)	Unless expressly provided otherwise in this Share Purchase Agreement or by mandatory law except for transfers to any company which is solely owned—directly or indirectly—by the ultimate parent company of the relevant Party, neither Party shall be entitled to assign or otherwise transfer its rights under this Share Purchase Agreement to third parties in whole or in part. This shall not apply where the assignment of claims, in particular monetary claims, cannot be effectively excluded (section 354a of the German Commercial Code (Handelsgesetzbuch – HGB)).

(b)	This Share Purchase Agreement shall not constitute any third party rights. Unless expressly provided otherwise herein, this Share Purchase Agreement shall not constitute any contractual obligations for the shareholders and/or partners of the Sellers or for any affiliated enterprises of a Seller or a Seller’s shareholder or partner (except for the Sellers themselves and the Bornemann Entities). For purposes of clarification it is pointed out that the preceding sentence shall not limit the general liability of the shareholders for claims against the company, in which they are shareholders or the claims of the respective company against its shareholders.

(c)	When the Purchaser transfers a majority stake in a Bornemann Entity or a division or material asset of the Bornemann Group to a third party, the Purchaser will procure that this third party will assume the Purchaser’s liabilities pursuant to Clause 8.6 and Clause 9.4 for a period of five years from the Closing Date in as far as these liabilities relate to the relevant Bornemann Entity, division or asset.

11.6	Governing law; Place of jurisdiction

(a)	This Share Purchase Agreement shall be governed by the laws of the Federal Republic of Germany.

(b)	All disputes arising out of or in connection with this Share Purchase Agreement or its validity shall be decided by an arbitral tribunal in accordance with the DIS Arbitration Rules (Schiedsgerichtsordnung der Deutschen Institution für Schiedsgerichtsbarkeit e.V.), as amended, to the exclusion of the jurisdiction of ordinary courts of law (except in the case of interim relief). The arbitral tribunal shall consist of three arbitrators. The presiding arbitrator must be qualified to exercise the functions of a judge (Richter) in the Federal Republic of Germany. Place of arbitration shall be Frankfurt am Main. Language of arbitration shall be German; however, the Parties are not obliged to provide translations of English-language documents submitted as evidence or for similar purposes.

11.7	Interpretation and definitions

The headings of the individual clauses of this Share Purchase Agreement shall be irrelevant for the interpretation hereof. The Annexes shall form an integral part of this Share Purchase Agreement and any reference to this Share Purchase Agreement shall include the Annexes hereto as well. For the purposes of this Share Purchase Agreement, “Banking Day” shall mean any day on which banks in Frankfurt am Main and Luxembourg are open for business. “Affiliate” shall mean any enterprise affiliated with the respective Party as defined in section 15 of the German Stock Corporation Act.

11.8	Joint exercise of rights; Joint declarations

To the extent that this Share Purchase Agreement does not explicitly stipulate anything to the contrary, the following shall apply for the exercise of rights and the issuance of statements by the Sellers:

(a)	Any unilateral rights arising from or in connection with this Agreement may only be exercised jointly by the Sellers.

(b)	The Sellers may only propose or appoint experts acting jointly.

(c)

If any declarations with regard to legal transactions or transactions similar to legal transactions are to be made by more than one of the Seller under this Agreement or in connection with this Agreement (including but not limited to giving consent or instructions), and if such declarations affect the relationship of several Sellers with the Purchaser (including but not limited to claims of several Sellers against the Purchaser, claims of the Purchaser against several Sellers, proceedings or legal disputes between, or in connection with the legal relationships between, the Purchaser and several Sellers arising from or in connection with this Agreement), irrespective of whether, formally, a joint claim, joint proceeding or joint legal dispute is concerned, or whether claims, proceedings or legal disputes that are formally separated but based on the same set of facts are concerned, the affected Sellers may only make uniform declarations. In particular, instructions or declarations of consent shall be deemed not to have been given if not all affected Sellers give identical instructions or declarations of consent or if such instructions or declarations of consent are subject to different reservations or restrictions. If not all affected Sellers within 2 weeks following Purchaser’s written notice give an instruction or their consent, such instruction or declaration of consent shall also be deemed not to have been given.

(d)	The right of the Sellers to engage in legal disputes with third parties on behalf of the Purchaser or to be involved in legal disputes, proceedings or negotiations of the Purchaser with third parties and/or authorities of any kind (including but not limited to merger control proceedings, other proceedings involving authorities of any kind, court [or arbitration] proceedings against and out-of-court negotiations with third parties) and/or to participate in corresponding meetings and/or negotiations are subject to the reservation that the entitled Sellers exercise the rights uniformly towards the Purchaser.

(e)	In as far as a legal advisor exercises or issues rights, claims, instructions or other declarations explicitly on behalf of all Sellers jointly, the requirement of a consistent exercise is met, without the need for an explicit authorization by the represented Sellers vis-à-vis the Purchase. The Purchase may at any time request for a written confirmation of the authorization from the Sellers. The authorization’s validity ceases once one of the represented Sellers objects in writing to Purchaser via a legal advisor.

(f)	The right of each Seller to separately conclude a final settlement agreement with the Purchaser in connection with this Agreement shall remain unaffected. The right of each Seller to separately conclude a final settlement agreement with the Purchaser in connection with this Agreement, to waive claims and rights against the Purchaser or to agree in any other way with the Purchaser shall remain unaffected and shall in particular have no effect on the rights and claims of the other Sellers.

11.9	Severability clause

Should a provision of this Share Purchase Agreement be or become invalid or unenforceable in whole or in part, this shall not affect the validity of the remaining provisions hereof. The same shall apply if and to the extent it turns out that this Share Purchase Agreement contains any gap. Instead of the invalid or unenforceable provision, or in order to fill the gap, an appropriate provision shall apply which, to the extent legally possible, comes closest to what the Parties intended in economic terms or would have intended according to the spirit and purpose hereof, if they had considered the relevant aspect when entering into this Share Purchase Agreement or including a provision at a later date. This shall also apply if, for instance, the invalidity of a provision is based on a measure of performance or time (time period or date) provided for in this Share Purchase Agreement. In such cases, the agreed measure shall be replaced by a legally permitted measure of performance or time (time period or date) that comes as close as possible to the Parties’ intention.